Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

PETROHAWK ENERGY CORPORATION,

HAWK FIELD SERVICES, LLC,

EAGLEHAWK FIELD SERVICES LLC

KM GATHERING LLC

and

KM EAGLE GATHERING LLC

Executed May 4, 2011

i

Exhibits

Exhibit A-1	Description of Eagle Ford Systems
Exhibit A-2	Eagle Ford Rights-of-Way
Exhibit A-3	Eagle Ford Surface Rights Agreements
Exhibit B	Eagle Ford Budget
Exhibit C	Newco LLC Agreement
Exhibit D	Operating Agreement Term Sheet
Exhibit E	Black Hawk and Hawkville Condensate Agreement Term Sheets

Schedules

Schedule 1.1(a)	Affiliates
Schedule 1.1(d)	Actual Knowledge of Parent Parties
Schedule 1.1(e)	Actual Knowledge of the KM Parties
Schedule 1.1(f)	Working Capital
Schedule 1.1(g)	Net Accumulated Cash Flow Example
Schedule 4.1(a)	Foreign Qualification
Schedule 4.3(a)	Conflicts
Schedule 4.3(b)	Consents
Schedule 4.4(c)	Eagle Ford Property
Schedule 4.4(d)	Eagle Ford Real Estate Owned in Fee
Schedule 4.4(e)	Eagle Ford Preferential Rights of Purchase
Schedule 4.4(f)	Eagle Ford Rights-of-Way Obtained by Eminent Domain
Schedule 4.4(g)	Eagle Ford Tangible Personal Property
Schedule 4.4(i)	Eagle Ford Office Leases
Schedule 4.5(a)	Certain KinderHawk, Haynesville Assets and Haynesville Business Matters
Schedule 4.5(c)	Certain KinderHawk Matters Not in the Ordinary Course of Business or Provided to the Board of Directors
Schedule 4.6	Material Adverse Changes
Schedule 4.7	Taxes
Schedule 4.8	Environmental Matters
Schedule 4.8(e)	Environmental Permits
Schedule 4.9	Sufficiency of Eagle Ford Assets
Schedule 4.10	Material Permits
Schedule 4.11(a)	Material Contracts
Schedule 4.11(b)	Defaults and Disputes Under Material Contracts
Schedule 4.12	Litigation
Schedule 4.13(b)	Employees
Schedule 4.14	Insurance Policies
Schedule 4.15	Intellectual Property
Schedule 4.16(a)	Reference Financial Statements
Schedule 4.16(c)	Pipelines or Gathering Facilities to Be Abandoned
Schedule 4.16(e)	Undisclosed Liabilities
Schedule 4.20	Affiliate Transactions
Schedule 5.3(a)	Conflicts and Consents
Schedule 6.1(b)	Operation of the Eagle Ford Business
Schedule 6.6(b)	KinderHawk Employees
Schedule 6.11	Termination of Affiliate Contracts
Schedule 7.1(c)	Governmental Authority Consents and Approvals
Schedule 7.1(e)	Third Party Consents — Parent Parties

v

Schedule 11.1(e)	Eagle Ford Real Property Obligations
Schedule 11.2	Haynesville Title

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made and entered into as of May 4, 2011, by and among Petrohawk Energy Corporation, a Delaware corporation (“Parent”), Hawk Field Services, LLC, an Oklahoma limited liability company (“HS” and together with Parent, the “Parent Parties”), KM Gathering LLC, a Delaware limited liability company (“JVP”), KM Eagle Gathering LLC, a Delaware limited liability company (“KEG” and together with JVP, the “KM Parties”), and EagleHawk Field Services LLC, a Delaware limited liability company (“Newco”).  KinderHawk Field Services LLC, a Delaware limited liability company (“KinderHawk”) has become a party to this Agreement solely with respect to the rights and obligations set forth in Article 10, Section 6.14, Section 8.5, Section 8.6 and Section 9.4 hereof.

W I T N E S S E T H:

WHEREAS, HS owns and operates certain midstream assets that are described in this Agreement and defined herein as the “Eagle Ford Assets;”

WHEREAS, HS desires to contribute the Eagle Ford Assets to Newco;

WHEREAS, concurrently with the execution of this Agreement, Parent and Kinder Morgan Crude and Condensate LLC entered into the Condensate Transportation Agreement, and Parent Operating and certain of its Affiliates and KinderHawk entered into the Haynesville Gas Gathering Agreement Amendment; and

WHEREAS, the Parent Parties desire thereafter to (i) sell to JVP, and JVP desires to purchase from the Parent Parties, the KinderHawk Shares, and (ii) sell to KEG, and KEG desires to purchase from the Parent Parties, the Newco Shares.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions.  The terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Accounting Firm” has the meaning ascribed to such term in Section 2.5(b).

“Actual Capital Expenditure Amount” means the aggregate amount of capital expenditures directly related to the Eagle Ford Business made by the Parent Parties and Newco during the period beginning on January 1, 2011 and ending on June 30, 2011.

“Affiliate” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person;

provided, however, in no event shall (i) any stockholder of Parent be considered an Affiliate of Parent as a result of its stock ownership of Parent or (ii) KinderHawk be considered an Affiliate of any of the Parties; provided, that KinderHawk shall be considered an Affiliate of the KM Parties after the Closing.  As of the date of this Agreement, the respective Affiliates of the Parties hereto include those Persons identified on Schedule 1.1(a).

“Agreement” has the meaning ascribed to such term in the preamble.

“Allocation Schedule” has the meaning ascribed to such term in Section 8.2.

“Alternative Acquisition Agreement” has the meaning ascribed to such term in Section 6.12(b).

“Assumed Liabilities” means, except to the extent the Parent Parties have agreed to indemnify or otherwise satisfy any Liability or obligation hereunder, the following:

(a)   all Liabilities arising under any of the Eagle Ford Applicable Contracts, but excluding any such Liability to the extent arising out of any breach or event occurring or state of facts existing as of the Effective Time, which with notice or lapse of time or both would constitute a breach by any Parent Party of any terms or conditions of any such Eagle Ford Applicable Contract; and

(b)   all Liabilities related to the ownership or operation of the Eagle Ford Assets arising from the conduct of the Eagle Ford Business after the Effective Time, whether known or unknown, asserted or unasserted.

“Balance Sheet Date” means December 31, 2010.

“Black Hawk Gas Gathering Agreement” means the Firm Gas Gathering Agreement, effective May 1, 2010, entered into by and between HS and Petrohawk Properties, as amended.

“Budgeted Capital Expenditure Amount” means $115,340,000.

“Business Day” means any day other than (a) a day on which commercial banks in New York, New York are required or authorized to be closed for business and (b) a Saturday, a Sunday or a day observed as a holiday in New York, New York under the applicable Laws of the State of New York or the United States of America.

“Ceiling Amount” has the meaning ascribed to such term in Section 10.9(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Class A Shares” means the shares of Newco, which represent limited liability company membership interests authorized by Newco pursuant to the Newco LLC Agreement and designated therein as “Class A Shares.”

“Closing” has the meaning ascribed to such term in Section 3.1.

“Closing Date” has the meaning ascribed to such term in Section 3.1.

“Closing Date Cash Consideration” has the meaning ascribed to such term in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Condensate Transportation Agreement” means the Transportation Services Agreement, dated as of the date hereof, by and between Kinder Morgan Crude & Condensate LLC and Parent.

“Contract” means any agreement, contract, lease, sublease, easement, right-of-way, indenture, mortgage, license, concession, commitment, promise or undertaking (whether written or oral and whether express or implied).

“Contribution” has the meaning ascribed to such term in Section 2.1(a).

“Contribution Date” means the date on which the Contribution occurs.

“Contribution Documents” means the bills of sale, assignments, deeds (including as to the Eagle Ford Real Property Interests, a special warranty of title), affidavits, certificates, cross receipts, instruments and all other documents used by HS to effectuate the Contribution, and the following:

(i)            the Hawkville Condensate Gathering and Stabilization Agreement, to be entered into by and between Petrohawk Properties and Newco, which shall contain terms that are consistent in all material respects with the terms set forth on Exhibit E attached hereto and such additional terms that are reasonably acceptable to the Parent Parties and the KM Parties;

(ii)           the Black Hawk Condensate Transportation Agreement, to be entered into by and between Petrohawk Properties and Newco, which shall contain terms that are consistent in all material respects with the terms set forth on Exhibit E attached hereto and such additional terms that are reasonably acceptable to the Parent Parties and the KM Parties; and

(iii)          the Black Hawk Condensate Gathering and Stabilization Agreement, to be entered into by and between Petrohawk Properties and Newco, which shall contain terms that are consistent in all material respects with the terms set forth on Exhibit E attached hereto and such additional terms that are reasonably acceptable to the Parent Parties and the KM Parties.

“Control” and its derivatives, mean the possession, directly or indirectly, of the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the management and policies of a Person.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities or any other Person that are customarily obtained after transfers comparable to the transactions contemplated hereby (including the Contribution), excluding any such consents that are required to be delivered as a condition to Closing pursuant to Sections 7.1(c) and 7.1(e).

“Deductible Amount” has the meaning ascribed to such term in Section 10.9(a).

“Defensible Title” shall mean good and defensible title that is free and clear of all Liens other than Permitted Liens; provided that the existence of any Permitted Liens shall not be taken into account in any manner in determining whether HS has good and defensible title to any Eagle Ford Real Property Interests.

“Direct Costs” means all operating expenses incurred by the Parent Parties and Newco determined in accordance with GAAP (consistent with past practices of the Parent Parties to the extent in accordance with GAAP) with respect to the ownership and operation of the Eagle Ford Business (including direct payroll and benefits costs of the Subject Employees, consistent with current levels) on a consolidated basis.  For the avoidance of doubt, the Direct Costs shall not include (A) allocations of any general and administrative costs and expenses or other overhead allocations and (B) non-cash expenses, such as depreciation.

“Distributable Cash True-Up Statement” has the meaning ascribed to such term in Section 2.4.

“Eagle Ford Applicable Contracts” means all Contracts to which a Parent Party is a party (or in which it otherwise holds an interest) primarily relating to the Eagle Ford Assets or Eagle Ford Business including, but not limited to, (i) the Black Hawk Gas Gathering Agreement and (ii) the Hawkville Gas Gathering Agreement.

“Eagle Ford Assets” means all of the rights, title and interest of the Parent Parties in and to the Eagle Ford Applicable Contracts, and all of the rights, title and interest of HS to the following assets and properties other than items (a) through (i) in the definition of “Excluded Assets”:

(a)           the Eagle Ford Systems;

(b)           the Eagle Ford Rights-of-Way;

(c)           the Eagle Ford Property;

(d)           the Eagle Ford Permits;

(e)           the Eagle Ford Imbalances;

(f)            the Eagle Ford Records;

(g)           the Eagle Ford Surface Rights Agreements;

(h)           all accounts and notes receivable (including billed and unbilled) relating exclusively to the Eagle Ford Business;

(i)            all prepaid claims, prepaid expense items and deferred charges, credits, advance payments, security and other deposits made by HS to any other Person relating exclusively to the Eagle Ford Business;

(j)            all third-party indemnities relating exclusively to the Eagle Ford Business to the extent related to the operation of the Eagle Ford Business or ownership or use of the Eagle Ford Assets or relating to the Assumed Liabilities, in each case and pursuant to which HS is an indemnified party, and the proceeds afforded thereby; and

(k)           all rights of HS to manufacturers’ and contractors warranties and indemnities with respect to any of the Eagle Ford Assets.

“Eagle Ford Budget” means the operating and capital budget for fiscal year 2011, setting forth the anticipated revenues and operating and capital expenditures for the Eagle Ford Business attached hereto as Exhibit B.

“Eagle Ford Business” means the business of Gathering, dehydrating and treating natural gas, condensate or other Hydrocarbons, or carbon dioxide and other similar activities operated and conducted by HS in the areas described on Exhibit A-1. For purposes of this definition, the transportation of liquid Hydrocarbons by rail, barge and truck and related activities shall be excluded.

“Eagle Ford Imbalances” means any imbalance between the amount of Hydrocarbons nominated by or allocated to any shipper on the Eagle Ford Systems and the Hydrocarbons actually delivered on behalf of such shipper to the Eagle Ford Systems.

“Eagle Ford Material Adverse Effect” means any event, effect, change, fact or circumstance, individually or in the aggregate, that has or could reasonably be expected to have, a material and adverse effect on (a) the business, assets, liabilities, properties, financial condition or results of operations of the Eagle Ford Business, taken as a whole, (b) the ability of HS or Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby with respect to the transfer to KEG of the Eagle Ford Shares or (c) the ability of HS or Parent or Newco to perform its obligations under any Transaction Document to which it is a party and relating to the transfer to KEG of the Newco Shares; provided, however, that a Eagle Ford Material Adverse Effect shall not take into account any event, effect, change, fact or circumstance arising from or primarily relating to (i) changes in the state of the natural gas gathering industry generally (including any change in the price of natural gas, natural gas liquids or other Hydrocarbons), (ii) changes in United States or global economic conditions or financial, banking, or securities markets (including any disruption thereof) in general, (iii) changes in national or international political or social conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) changes, or proposed changes in GAAP or applicable Law (or any interpretation thereof), (v) the taking of any action expressly consented to in writing by KEG and (vi) the announcement of the execution of this Agreement or the Transaction Documents or the proposed or actual consummation of the transactions contemplated hereby or thereby; provided, however, in the case of clauses (i), (ii) and (iii) above, the impact of such change on the Eagle Ford Business is not disproportionate other than in an immaterial amount to the impact on similarly interested Persons engaged in Gathering anywhere in the United States.

“Eagle Ford Permits” means all right, title and interest of HS in and to all Permits, relating to the Eagle Ford Systems and the Eagle Ford Business.

“Eagle Ford Pre-Closing Tax Period” has the meaning ascribed to such term in Section 8.3(a).

“Eagle Ford Property” means all right, title and interest of HS in and to all equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property primarily used or held for use in connection with the Eagle Ford Systems and Eagle Ford Business, including pipe, spare parts, pipelines, tubing, pumps, valves, meters, motors, fixtures, machinery, amine treating plants and equipment, scrubbers, dehydration units, tanks, compressors, traps, cathodic protection units, pressurizing, stabilization, processing and separation plants and facilities, structures, materials, and other items used or held for use in the operation thereof.

“Eagle Ford Real Property Interests” shall mean all easements, rights-of-way, servitudes, other real property interests, real property improvements, and immoveables that are Eagle Ford Assets.

“Eagle Ford Records” means all files, records, maps, information, and data, whether written or electronically stored, including:  (A) land and title records (including abstracts of title, title opinions, and title curative documents); (B) contract files; (C) correspondence; and (D) operations, environmental, throughput, and accounting records primarily relating to the Eagle Ford Assets or the Eagle Ford Business.

“Eagle Ford Rights-of-Way” means the surface fee interests, surface leases, easements, rights-of-way, permits, licenses, servitudes, and other surface rights appurtenant to, and primarily used or held for use in connection with, the Eagle Ford Systems and the Eagle Ford Business and being more particularly described in Exhibit A-2.

“Eagle Ford Straddle Period” has the meaning ascribed to such term in Section 8.3(a).

“Eagle Ford Systems” means all the Gathering and pipeline systems and related facilities of HS described on Exhibit A-1.

“Eagle Ford Surface Rights Agreements” means the agreements used in connection with the Eagle Ford Systems for surface operations, such as valves, meters, motors, fixtures, machinery, pressure regulators, piping, amine treating plants and equipment, scrubbers, dehydration units, tanks, traps, processing, stabilization and separation facilities, compressors, and other similar and/or appurtenant structures, and being more fully described on Exhibit A-3.

“Easement Claim” shall have the meaning ascribed to such term in Section 10.9(b).

“Effective Time” means 7:00 a.m. United States Central Daylight Time on July 1, 2011.

“Effective Time Adjustment Period” means the period that begins at the Effective Time and ends on the Closing Date.

“Employee Plans” has the meaning ascribed to such term in Section 4.13(a).

“Environmental Laws” means, without limitation, any federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health and safety, the environment, natural resources, or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or regulated substances, wastes, or materials, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health and safety, the environment, or natural resources, including, but in no way limited to, the following laws, in effect as of the Closing Date or at any previous time as in place or amended : (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act and (xii) all rules, regulations, orders, judgments, publications, or decrees promulgated or issued with respect to the foregoing by Governmental Authorities with appropriate jurisdiction.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the following assets of HS:

(a)           subject to Section 6.8, any and all rights to the HS Marks, together with any Contracts granting rights to use the same if the primary purpose of such Contract is to provide HS with the right to use the HS marks.

(b)           any and all cash and cash equivalents on hand or held by any bank or other third Person;

(c)           any and all refunds of or credits relating to any Taxes for any Eagle Ford Pre-Closing Tax Period;

(d)           the proceeds of any and all policies of insurance and interests in insurance pools and programs to the extent related to any Excluded Liability;

(e)           any and all causes of action (including counterclaims) and defenses against third parties but only to the extent related to any of the Excluded Assets;

(f)            those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect of any Excluded Assets;

(g)           all minute books, stock records and corporate seals of HS;

(h)           SCADA, related licenses, software, meters, towers and similar control equipment; and

(i)            all other assets, Contracts and rights of HS that are not Eagle Ford Assets.

“Excluded Liabilities” means all Liabilities other than Assumed Liabilities, including (a) the Liabilities, if any, of the Parent Parties under Sections 8.3 and 8.7 hereof, (b) the Liabilities, if any, of the Parent Parties with respect to any Employee Plan, (c) any Liability arising from the conduct of the Eagle Ford Business or the ownership of the Eagle Ford Assets prior to the Effective Time, (d) any Indebtedness of any Parent Party, (e) Liabilities of the Parent Parties not relating to the Eagle Ford Business, (f) any Liabilities associated with any of the Excluded Assets and (g) Liabilities of the Parent Parties for brokers’ fees.

“Excluded Materiality Matters” means the representations and warranties set forth in Sections 4.1 (Organization), 4.4(g) (Title), 4.5(b) (KinderHawk Matters), 4.6(a) (Eagle Ford Material Adverse Effect), 4.10(a) (Permits), 4.15 (Intellectual Property), 4.16(a) (Reference Financial Statements), 4.16(d) (No Undisclosed Liabilities), and 11.2 (Haynesville Title) and the definitions of “Eagle Ford Material Adverse Effect,” “HS Material Adverse Effect,” “KinderHawk Material Adverse Effect,” “Material Permit” and “Permitted Liens.”

“Expenditure Statement” has the meaning ascribed to such term in Section 2.3(c).

“FERC” means the U.S. Federal Energy Regulatory Commission.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gathering” means the collection and movement of natural gas, condensate and other Hydrocarbons through gathering pipelines to central delivery points and the separation, dehydration, compression, treating, and stabilization of such natural gas, condensate and other Hydrocarbons along such gathering pipelines and at such central delivery points and the redelivery of such natural gas, condensate and other Hydrocarbons into transmission pipelines and/or other facilities for ultimate delivery to markets.  For purposes of this definition, the transportation of liquid Hydrocarbons by rail, barge and truck and related activities shall be excluded.

“GeoSouthern” means GeoSouthern Energy Corporation, a Texas corporation.

“GeoSouthern Dewitt County Letter Agreement” means that certain letter agreement dated June 24, 2010 involving the construction and operation by HS of a natural gas and condensate gathering system and related facilities in Dewitt County, Texas and the related dedication and commitment by GeoSouthern of all natural gas and condensate owned or controlled by GeoSouthern or its affiliates from dedicated wells on leasehold acreage in Dewitt County, Texas.

“Governing Documents” means, (a) with respect to a corporation, its charter and bylaws, or equivalent governing documents, (b) with respect to a limited partnership, its certificate of limited partnership and its limited partnership agreement, or equivalent governing documents, and (c) with respect to a limited liability company, its certificate of formation and its operating agreement, or equivalent governing documents.

“Governmental Authority” means any (a) national, state, county, municipal, or local government (whether domestic or foreign) and any political subdivision thereof, (b) any court or administrative tribunal, (c) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority, state public utility commission or other state agency with jurisdiction over gas pipelines, Gathering, compression or gas transport systems, FERC, or any comparable authority), (d) any non-governmental agency, tribunal or entity that is properly vested by a governmental authority with applicable jurisdiction, or (e) any arbitrator with authority to bind a party at law.

“Hawkville Gas Gathering Agreement” means the Firm Gas Gathering Agreement, effective June 1, 2009, entered into by and between HS and Parent Operating, as amended.

“Haynesville Applicable Contracts” means all Contracts to which KinderHawk is a party (or in which it otherwise holds an interest).

“Haynesville Assets” means all of the rights, title and interest of KinderHawk in and to the Haynesville Applicable Contracts, and all of the rights, title and interest of KinderHawk to the following assets and properties other than items (a) through (h) in the definition of “Excluded Assets” in the Haynesville Contribution Agreement:

(a)           the Haynesville Systems;

(b)           the Haynesville Rights-of-Way;

(c)           the Haynesville Property;

(d)           the Haynesville Permits;

(e)           the Haynesville Imbalances;

(f)            the Haynesville Records;

(g)           the Haynesville Surface Rights Agreements;

(h)           all accounts and notes receivable (including billed and unbilled);

(i)            all prepaid claims, prepaid expense items and deferred charges, credits, advance payments, security and other deposits made by KinderHawk to any other Person;

(j)            all third-party indemnities relating to the Haynesville Business; and

(k)           all rights of KinderHawk to manufacturers’ and contractors warranties and indemnities with respect to any of the Haynesville Assets.

“Haynesville Assumed Liabilities” means the Assumed Liabilities (as such term is defined under the Haynesville Contribution Agreement and not as defined in this Agreement)

“Haynesville Business” means the business of Gathering (as defined in the Haynesville Contribution Agreement and not as defined in this Agreement), dehydrating, treating, transporting and transmitting natural gas, natural gas liquids or other Hydrocarbons, or carbon dioxide and other similar activities operated and conducted by KinderHawk on or prior to the Closing Date with respect to Hydrocarbons produced from depths below the base of the Cotton Valley formation, as more fully described in Exhibit A to the Haynesville Gas Gathering Agreement.

“Haynesville Contribution Agreement” means the Formation and Contribution Agreement dated April 12, 2010, by and among Parent, HS and JVP.

“Haynesville Gas Gathering Agreement” means the Gas Gathering Agreement, dated May 21, 2010, entered into by and among KinderHawk, Parent Operating, Petrohawk Properties, LP and KCS Resources LLC and any amendment, restatement or replacement of such agreement.

“Haynesville Gas Gathering Agreement Amendment” means the Second Amendment to the Haynesville Gas Gathering Agreement dated as of the date hereof.

“Haynesville Imbalances” means any imbalance at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to any shipper on the Haynesville Systems and the Hydrocarbons actually delivered on behalf of such shipper to the Haynesville Systems.

“Haynesville Permits” means all right, title and interest of KinderHawk in and to all Permits relating to the Haynesville Systems and the Haynesville Business.

“Haynesville Property” means all right, title and interest of KinderHawk in and to all equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property primarily used or held for use in connection with the Haynesville Systems and Haynesville Business and located at and downstream of the outlet flange of the relevant custody transfer meters, including pipe, spare parts, pipelines, tubing, pumps, valves, meters, motors, fixtures, machinery, amine treating plants and equipment, scrubbers, dehydration units, tanks, traps, cathodic protection units, SCADA and similar control equipment, pressurizing, processing and separation plants and facilities, structures, materials, and other items used or held for use in the operation thereof.

“Haynesville Real Property Interests” means all easements, rights-of-way, servitudes, other real property interests, real property improvements, and immoveables comprising the Haynesville Assets.

“Haynesville Records” means all files, records, maps, information, and data, whether written or electronically stored, including:  (A) land and title records (including abstracts of title, title opinions, and title curative documents); (B) contract files; (C) correspondence; and (D) operations, environmental, throughput, and accounting records primarily relating to the Haynesville System or the Haynesville Business.

“Haynesville Rights-of-Way” means the surface fee interests, surface leases, easements, rights-of-way, permits, licenses, servitudes, and other surface rights appurtenant to, and primarily used or held for use in connection with, the Haynesville Systems and the Haynesville Business.

“Haynesville Surface Rights Agreements” means the agreements used in connection with the Haynesville Systems for surface operations, such as valves, meters, motors, fixtures, machinery, pressure regulators, piping, amine treating plants and equipment, scrubbers, dehydration units, tanks, traps, processing and separation facilities, and other similar and/or appurtenant structures.

“Haynesville Systems” means all the Gathering and pipeline systems and related facilities owned by KinderHawk.

“Hazardous Materials” means any pollutant, contaminant, waste, or chemical, or any toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics and regulated under any Environmental Law and any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) which causes or poses a threat to cause contamination or nuisance or a hazard to the environment or to the health or safety of persons.

“HS Closing Certificate” has the meaning ascribed to such term in Section 7.1(a).

“HS Fundamental Representations” has the meaning ascribed to such term in Section 10.4.

“HS Marks” has the meaning ascribed to such term in Section 6.8.

“HS Material Adverse Effect” means any event, effect, change, fact or circumstance, individually or in the aggregate, that has or could reasonably be expected to have, a material and adverse effect on (a) the business, assets, liabilities, properties, financial condition or results of operations of the Eagle Ford Business and the Haynesville Business, taken as a whole, (b) the ability of HS, Parent or Newco to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (c) the ability of HS, Parent or Newco to perform its obligations under any Transaction Document to which it is a party; provided, however, that a HS Material Adverse Effect shall not take into account any event, effect, change, fact or circumstance arising from or primarily relating to (i) changes in the state of the natural gas gathering industry generally (including any change in the price of natural gas, natural gas/condensate, natural gas liquids or other Hydrocarbons), (ii) changes in United States or global economic conditions or financial, banking, or securities markets (including any disruption thereof) in general, (iii) changes in national or international political or social conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) changes, or proposed changes in GAAP or applicable Law (or any interpretation thereof), (v) the taking of any action expressly consented to in writing by JVP with respect to the Haynesville Business or KEG with respect to Eagle Ford Business, and (vi) the announcement of the execution of this Agreement or the Transaction Documents or the proposed or actual consummation of the transactions contemplated hereby or thereby; provided, however, in the case of clauses (i), (ii) and (iii) above, the impact of such change on the Eagle Ford Business and the Haynesville Business is not disproportionate other than in an immaterial amount to the impact on similarly interested Persons engaged in Gathering anywhere in the United States.

“HS Released Contribution Requirement” has the meaning ascribed to such term in Section 6.14.

“HS Working Capital Payment” has the meaning ascribed to such term in Section 2.5(d).

“Hydrocarbons” means oil and gas and other hydrocarbons and condensate produced or processed in association therewith (whether or not any such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Indebtedness” of any Person means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under capital leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under any hedge agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Party” means a Parent Indemnified Party or a KM Indemnified Party.

“Indemnifying Party” has the meaning ascribed to such in term in Section 10.5.

“Indemnity Claim” has the meaning ascribed to such term in Section 10.5.

“Individual Indemnity Threshold” has the meaning set forth in Section 10.9(a).

“Insurance Policies” has the meaning ascribed to such term in Section 4.14.

“Intellectual Property” means all intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos, assumed names, and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and domain names and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“JVP” has the meaning ascribed to such term in the preamble.

“JVP Parent” means Kinder Morgan Energy Partners, L.P., a Delaware limited partnership.

“JVP Parent Guaranty” means the guaranty made by JVP Parent, in favor of the Parent Parties dated as of the date hereof.

“KEG” has the meaning ascribed to such term in the preamble.

“KinderHawk” has the meaning ascribed to such term in the preamble.

“KinderHawk Credit Facility” means the Revolving Credit Agreement dated May 21, 2010, by and among KinderHawk, as Borrower, Wells Fargo Bank, N.A., as Administrative Agent, and the other Lenders party thereto.

“KinderHawk Employee List” has the meaning ascribed to such term in Section 6.6(c).

“KinderHawk LLC Agreement” means the Limited Liability Company Agreement of KinderHawk dated May 21, 2010, as amended by Amendment No. 1 dated September 10, 2010.

“KinderHawk Management Services Agreements” means, collectively, (a) the Management Services Agreement, effective as of October 1, 2010, by and between KinderHawk and Parent, (b) the Management Services Agreement, effective as of October 1, 2010, by and between KinderHawk and HS, as amended and (c) the Management Services Agreement, effective as of October 1, 2010, as amended, by and between KinderHawk and Kinder Morgan, Inc.

“KinderHawk Material Adverse Effect” means any event, effect, change, fact or circumstance, individually or in the aggregate, that has or could reasonably be expected to have, a material and adverse effect on (a) the business, assets, liabilities, properties, financial condition or results of operations of the Haynesville Business, taken as a whole, (b) the ability of HS or Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby relating to the transfer to JVP of the KinderHawk Shares or (c) the ability of HS or Parent or Newco to perform its obligations under any Transaction Document to which it is a party that relate to the transfer to JVP of the KinderHawk Shares; provided, however, that a KinderHawk Material Adverse Effect shall not take into account any event, effect, change, fact or circumstance arising from or primarily relating to (i) changes in the state of the natural gas gathering industry generally (including any change in the price of natural gas, natural gas, natural gas liquids or other Hydrocarbons), (ii) changes in United States or global economic conditions or financial, banking, or securities markets (including any disruption thereof) in general, (iii) changes in national or international political or social conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) changes, or proposed changes in GAAP or applicable Law (or any interpretation thereof), (v) the taking of any action expressly consented to in writing by JVP and (vi) the announcement of the execution of this Agreement or the Transaction Documents or the proposed or actual consummation of the transactions contemplated hereby or thereby; provided, however, in the case of clauses (i), (ii) and (iii) above, the impact of such change on the Haynesville Business is not disproportionate other than in an immaterial amount to the impact on similarly interested Persons engaged in Gathering anywhere in the United States.

“KinderHawk Office Lease” means that certain Office Lease, dated August 16, 2010, by and among KinderHawk, Metropolitan Life Insurance Company and Metropolitan Tower Realty Company, Inc.

“KinderHawk Pre-Closing Tax Period” has the meaning ascribed to such term in Section 8.5(a).

“KinderHawk Shares” means all of the class A shares of KinderHawk, and any other equity interests in KinderHawk, owned by HS or any of its Affiliates.

“KinderHawk Straddle Period” has the meaning ascribed to such term in Section 8.5(a).

“KM Closing Certificate” has the meaning ascribed to such term in Section 7.2(a).

“KM Directors” means the members of the Board of Directors of KinderHawk that are appointed by JVP pursuant to the KinderHawk LLC Agreement.

“KM Indemnified Parties” has the meaning ascribed to such term in Section 10.1.

“KM Material Adverse Effect” means any event, effect, change, fact or circumstance, individually or in the aggregate, that has or could reasonably be expected to have, a material and adverse effect on (a) the ability of JVP or KEG to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (b) the ability of JVP, KEG or JVP Parent to perform its obligations under any Transaction Document to which it is a party.

“KM Parties” has the meaning ascribed to such term in the preamble.

“KM Parties Fundamental Representations” has the meaning ascribed to such term in Section 10.4.

“KM Working Capital Payment” has the meaning ascribed to such term in Section 2.5(c).

“Knowledge” means, (a) with respect to the Parent Parties, the actual knowledge of each person listed on Schedule 1.1(d), and (b) with respect to the KM Parties, the actual knowledge of each person listed on Schedule 1.1(e).

“Law” means all applicable statutes, laws, rules, regulations, orders, ordinances, judgments and decrees of any Governmental Authority.

“Letter Agreement” means that certain Letter Agreement, of even date herewith, by and among the Parent Parties and KinderHawk.

“Liabilities” means liabilities and obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, Proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting any Proceeding.

“Lien” means any mortgage, pledge, security interest, lien, restriction on use or transfer (other than those imposed by law), other possessory interest, adverse claim or encumbrance or charge of any kind.

“Material Contract” has the meaning ascribed to such term in Section 4.11(a).

“Material Permits” has the meaning ascribed to such term in Section 4.10(a).

“Natural Gas Act” means the Natural Gas Act of 1938, as amended, and the rules and regulations promulgated by FERC thereunder.

“Natural Gas Policy Act” or “NGPA” means the Natural Gas Policy Act of 1978, as amended, and the rules and regulations promulgated by FERC thereunder.

“Net Accumulated Cash Flow” means, for the Effective Time Adjustment Period, an amount (whether positive or negative) equal to the remainder of (A) the Revenues of the Eagle Ford Business minus (B) the sum of (x) the Direct Costs of the Eagle Ford Business, (y) the actual capital expenditures and Newco of HS with respect to the Eagle Ford Business, and (z) the Pro-Rata Allocation, determined in accordance with GAAP (consistent with past practices of HS to the extent in accordance with GAAP).  A hypothetical example of Net Accumulated Cash Flow for the three month period ending March 31, 2011 is set forth on Schedule 1.1(g), and the Parties acknowledge that the same or substantially similar “line items” will be included in the Post-Closing Adjustment Statement.

“Newco” has the meaning ascribed to such term in the recitals.

“Newco Certificate of Formation” has the meaning ascribed to such term in Section 2.1(a).

“Newco Closing Date Balance Sheet” has the meaning ascribed to such term in Section 2.5(a).

“Newco LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Newco in the form attached hereto as Exhibit C.

“Newco Permitted Marks Business” has the meaning ascribed to such term in Section 6.8.

“Newco Shares” means 250,000 Class A Shares, which represent 25% of the outstanding Class A Shares.

“Notice” has the meaning ascribed to such term in Section 12.2.

“Operating Agreement” means the Operating Agreement to be entered into by Newco and HS on or prior to Closing which shall contain terms that are consistent with the terms set forth on Exhibit D attached hereto and such additional terms that are reasonably acceptable to HS and KEG.

“Other Title Claims” has the meaning ascribed to such term in Section 10.9(b).

“Parent” has the meaning ascribed to such term in the preamble.

“Parent Credit Facility” means the Fifth Amended and Restated Senior Revolving Credit Agreement dated August 2, 2010 among Parent, each of the lenders time to time party thereto and BNP Paribas, as administrative agent for the lenders and the other “Loan Documents” thereunder.

“Parent Indemnified Parties” has the meaning ascribed to such term in Section 10.2(a).

“Parent Operating” means Petrohawk Operating Company, a Texas corporation.

“Parent Parties” has the meaning ascribed to such term in the preamble.

“Parties” means HS, Parent, JVP and KEG and solely for purposes of Article 10, Section 6.14, Section 8.5, Section 8.6 and Section 9.4, KinderHawk, collectively, and “Party” refers to any of them, individually; provided, where appropriate, Party refers to the Parent Parties, on the one hand, and the KM Parties, on the other hand.

“Permits” means all permits, licenses, certificates, orders, approvals, authorizations, registrations, grants, consents, concessions, warrants, franchises, exemptions, variances and similar rights and privileges granted by a Governmental Authority.

“Permitted Liens” means:

(a)                                  Liens for Taxes or assessments not yet due or delinquent or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Reference Financial Statements or in the ordinary course of business since the Balance Sheet Date;

(b)                                 Customary Post-Closing Consents;

(c)                                  conventional rights of reassignment upon final intention to abandon or release the Eagle Ford Assets, or any of them;

(d)                                 such title defects as KEG may waive in writing;

(e)                                  all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Eagle Ford Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Eagle Ford Assets; (iii)

to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Eagle Ford Assets to any Governmental Authority, with respect to any franchise, grant, license, or permit;

(f)                                    rights of a common owner of any interest in any Eagle Ford Rights-of-Way to the extent that the same does not materially impair the use or operation of the Eagle Ford Assets as currently used and operated;

(g)                                 easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights affecting the Eagle Ford Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, that do not materially impair the use, ownership or operation of the Eagle Ford Assets (as currently owned and operated) or reduce the share of revenues or increase the share of costs with respect to the Eagle Ford Assets that must be borne by Newco;

(h)                                 zoning and planning ordinances and municipal regulations to which the Eagle Ford Business as currently conducted complies in all material respects;

(i)                                     vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Reference Financial Statements or in the ordinary course of business since the Balance Sheet Date and that do not materially detract from the value of or materially interfere with the conduct of the Eagle Ford Business as currently conducted;

(j)                                     Liens created under Eagle Ford Rights-of-Way and/or operating agreements or by operation of Law in respect of obligations not yet due;

(k)                                  any Liens affecting the Eagle Ford Assets which are discharged by HS or its Affiliates at or prior to Closing;

(l)                                     any Liens arising under original purchase price conditional sales contracts and equipment leases with other Persons entered into in the ordinary course of business;

(m)                               any Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the operation of the Eagle Ford Business in the ordinary course of such business; and

(n)                                 any title defects or Liens that do not, individually or in the aggregate, materially detract from the value, use or occupancy of the Eagle Ford Assets, taken as a whole, or materially interfere with the conduct of the Eagle Ford Business.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or Governmental Authority.

“Petrohawk Properties” means Petrohawk Properties, LP.

“Post-Closing Adjustment Statement” has the meaning ascribed to such term in Section 2.6(b).

“Post-Signing Matters” has the meaning ascribed to such term in Section 6.7(a).

“Post-Signing Schedule Updates” has the meaning ascribed to such term in Section 6.7(a).

“Pre-Closing Period” means the period that begins on the date of this Agreement and ends on the Closing Date.

“Preliminary Closing Adjustment Statement” has the meaning ascribed to such term in Section 2.6(b).

“Proportionate Debt Amount” means an amount equal to one-half of the aggregate amount of the principal and the accrued and unpaid interest outstanding under the KinderHawk Credit Facility as of the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any bankruptcy, civil, criminal, administrative, environmental, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Pro-Rata Allocation” means $145,833 per month, pro-rated on a daily basis for each day of the Effective Time Adjustment Period.

“Purchase Price” means $920,000,000, as adjusted pursuant to Sections 2.3(c), 2.4, 2.5 and 2.6.

“Reference Balance Sheet” means the unaudited balance sheet of the Eagle Ford Business as of December 31, 2010 attached hereto as Schedule 4.16(a).

“Reference Financial Statements” means (a) the Reference Balance Sheet, together with the related unaudited statement of income and statement of cash flows of the Eagle Ford Business for the year ended December 31, 2010, and (b) the unaudited balance sheet, together with the related unaudited statement of income and statement of cash flows of the Eagle Ford Business for the three months ended March 31, 2011, all of which are attached hereto as Schedule 4.16(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Revenues” means the revenues of the Eagle Ford Business, including transportation fees, gathering fees, treating fees and other proceeds determined in accordance with GAAP (consistent with past practices of HS to the extent in accordance with GAAP).

“SCADA” means supervisory control and data acquisition.

“Schedules” means the schedules to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” has the meaning ascribed to such term in Section 4.18.

“Specified Rate” means the 30-day London Interbank Offered Rate (LIBOR) as reported in the Wall Street Journal plus one percent (1%).

“Subject Employees” has the meaning ascribed to such term in Section 4.13(b).

“Tax” or “Taxes” (and, with correlative meaning, “Taxable” or “Taxing”) means (i) any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sale, use, transfer, registration, value added, escheat, unclaimed property, alternative or add on minimum, estimated or other tax of any kind whatsoever, (ii) any interest, penalty, fine, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), whether disputed or not, and (iii) any liability in respect of any item described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6 or otherwise.

“Taxing Authority” means, with respect to any Tax, the governmental body, entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Losses” has the meaning ascribed to such term in Section 8.3(a).

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to other Persons.

“Termination Date” has the meaning ascribed to such term in Section 9.1(b).

“Third Party” means any Person other than any of the Parent Parties, the KM Parties or any of their respective Affiliates.

“Third Party Acquisition” has the meaning ascribed to such term in Section 6.12(c).

“Transaction Documents” means the Newco LLC Agreement, the Operating Agreement, the Contribution Documents, the Letter Agreement, the Condensate Transportation Agreement, the Haynesville Gas Gathering Amendment and the JVP Parent Guaranty.

“Transfer Taxes” has the meaning ascribed to such term in Section 8.7.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.

“Working Capital” means (i) total current assets of Newco minus (ii) total current liabilities (disregarding current tax assets and liabilities) of Newco calculated in accordance with Schedule 1.1(f).

1.2                                 Construction.  In constructing this Agreement:  (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Schedule, Exhibit, preamble or recitals hereto; (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural; (f) all words used as accounting terms and not otherwise defined in this Agreement has the meaning commonly applied to such term under GAAP; (g) the words “herein,” “hereby,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or Article or other subdivision; (h) the terms “ordinary course” or “ordinary course of business” shall be deemed to refer to the conduct of the Parent Parties with respect to the Eagle Ford Business in the ordinary course consistent with past practice.

ARTICLE 2

THE TRANSACTION; PURCHASE PRICE

2.1                                 The Contribution.

(a)                                  Subject to Section 6.9, the Parent Parties shall take, and shall cause their Affiliates to take, all such actions as may be necessary so that, immediately prior to the Closing, (a) all of the Eagle Ford Assets shall be contributed, conveyed and transferred to, and from and after the Contribution Date shall be owned and possessed by, Newco, and (b) all of the Assumed Liabilities (but none of the Excluded Liabilities) shall be allocated to, assumed by, and shall become the liabilities and obligations of, Newco, and all of the Excluded Liabilities shall continue to be liabilities of the Parent Parties or their Affiliates

(and shall not be liabilities of Newco or KEG or its Affiliates) (collectively the “Contribution”).

(b)                                 Except as otherwise provided in this Agreement, Newco shall be entitled to the benefits of, and shall bear the Liabilities of, the Eagle Ford Business, in each case to the extent existing or arising on or after the Effective Time.

(c)                                  The Parent Parties shall deliver to the KM Parties drafts of each of the Contribution Documents and provide the KM Parties with a reasonable period of time to review and comment on each of the Contribution Documents prior to the execution thereof.

2.2                                 Sale and Purchase.  At the Closing, subject to the terms and conditions set forth in this Agreement, HS shall (i) sell, assign, transfer, deliver and convey to JVP, and JVP shall purchase and accept from HS the KinderHawk Shares, and (ii) sell, assign, transfer, deliver and convey to KEG, and KEG shall purchase and accept from HS, the Newco Shares, in each case, free and clear of any Lien other than restrictions under applicable securities Laws, the KinderHawk LLC Agreement and the Newco LLC Agreement, respectively.

2.3                                 Purchase Price; Closing Date Cash Consideration.

(a)                                  In consideration of the sale of the Newco Shares and the KinderHawk Shares, as described herein, the KM Parties shall pay to Parent (or its designee) the Purchase Price.

(b)                                 At the Closing, the KM Parties shall pay to Parent (or its designee) $920,000,000 (as adjusted pursuant to Sections 2.3(c) and 2.6(a)) minus the Proportionate Debt Amount (such amount, the “Closing Date Cash Consideration”), by wire transfer of immediately available funds, to a bank account or accounts to be designated in writing by Parent (or its designee).

(c)                                  Not less than five Business Days prior to the Closing, HS shall prepare and submit to the KM Parties for review, using the best information reasonably available to HS, a statement that shall set forth in reasonable detail HS’s good faith estimate of the Actual Capital Expenditure Amount (the “Expenditure Statement”).  Within three (3) Business Days following receipt of such statement, the KM Parties shall deliver to HS a written statement setting forth in reasonable detail the changes the KM Parties propose to be made to the Expenditure Statement.  The Actual Capital Expenditure Amount, as agreed upon by the Parties, will be used to adjust the Closing Date Cash Consideration at Closing. If the Parties do not agree on the Actual Capital Expenditure Amount prior to the Closing, the Actual Capital Expenditure Amount as presented by HS will be used to adjust the Closing Date Cash Consideration at Closing and the Parties will resolve the dispute related to the Actual Capital Expenditure Amount pursuant to procedures consistent with those set forth in Section 2.5(b).  If the Actual Capital Expenditure Amount exceeds the Budgeted Capital Expenditure Amount then the Closing Date Cash Consideration shall be increased by an amount equal to twenty-five percent (25%) of such excess.  If the Actual Capital Expenditure Amount is less than the Budgeted Capital Expenditure Amount then the Closing Date Cash Consideration shall be decreased by an amount equal to twenty-five percent (25%) of such deficit.

2.4                                 Purchase Price Post-Closing Distributable Cash True-Up Adjustment.  The Purchase Price shall be increased by the amount of any positive Distributable Cash True-Up (as defined in the KinderHawk LLC Agreement) or decreased by the amount of any negative Distributable Cash True-Up, as applicable, with respect to the KinderHawk Shares that is attributable to the calendar month immediately preceeding the month of Closing but that is payable in the month of Closing.  JVP shall prepare, or cause KinderHawk to prepare, a written statement of the calculation of the amount of such Distributable Cash True-Up (the “Distributable True-Up Statement”) and provide such statement to HS not later than the second to the last Business Day of the month of Closing.  The Purchase Price adjustment determined pursuant to this Section 2.4 shall be payable by HS to the KM Parties, in the case of negative Distributable Cash True-Up amount, or by the KM Parties to HS, in the case of a positive Distributable Cash True-Up amount, as applicable, in cash by wire transfer in immediately available funds on the final Business Day of the month of Closing.  The foregoing adjustment shall be in lieu of any corresponding payment that would otherwise be payable pursuant to the KinderHawk LLC Agreement with respect to the calendar month referenced in this Section 2.4.

2.5                                 Purchase Price Post-Closing Working Capital Adjustment.

(a)                                  The Parties hereto acknowledge that the Purchase Price has been based in part on Newco having no or zero Working Capital as of the Closing Date.  Accordingly, for the purpose of confirming such Working Capital as of the Closing Date, HS shall prepare, or cause Newco to prepare, a balance sheet of Newco as of the Closing Date, which balance sheet will be prepared in accordance with Schedule 1.1(f) and GAAP, consistent with HS historic accounting procedures, policies and methodologies so long as in accordance with GAAP.  The balance sheet prepared in accordance with the foregoing is referred to as the “Newco Closing Date Balance Sheet.”

(b)                                 No later than 60 calendar days after the Closing Date, HS or Newco shall deliver to the KM Parties the Newco Closing Date Balance Sheet together with a worksheet showing the calculation of the Working Capital based on the Newco Closing Date Balance Sheet.  The KM Parties shall have the right for 30 days following its receipt of the Newco Closing Date Balance Sheet to object to the Newco Closing Date Balance Sheet and related computation of Working Capital.  Any objection made by the KM Parties shall be in writing and describe each objection in reasonable detail.  The KM Parties shall be deemed to have waived its right to object to the Closing Date Balance Sheet and the related computation of Working Capital under this Agreement unless the KM Parties furnish such written objection to HS within such 30-day period.  HS and the KM Parties shall meet in good faith to resolve any differences in their respective positions with respect to the Closing Date Balance Sheet and computation of Working Capital as of the Closing Date.  If the parties are unable to agree upon the Closing Date Balance Sheet within 15 days of HS’ receipt of the KM Parties’ objections, HS or the KM Parties may refer their remaining differences to the Houston office of KPMG LLP (the “Accounting Firm”).  The Accounting Firm shall be required to adopt the Working Capital as of the Closing Date proposed by either HS or the KM Parties, as submitted to the Accounting Firm.  The Accounting Firm shall adopt the Working Capital as of the Closing Date that in its judgment is closest to being in conformity with the provisions of this Agreement.  The Accounting Firm, HS and the KM Parties shall use their reasonable efforts to resolve the dispute within 30 days of the referral of such dispute to the Accounting Firm.  If at any time HS and the KM Parties fully resolve their dispute, then notwithstanding the preceding provisions of this Section 2.5, the Accounting Firm’s involvement promptly shall be discontinued and the Working Capital as of the Closing Date shall be revised, if necessary, to reflect such resolution and thereupon shall be final and binding on the Parties.  All of the costs and expenses of the Accounting Firm shall be borne by HS (if the Accounting Firm adopts the Working Capital as of the Closing Date proposed by the KM Parties) or the KM Parties (if the Accounting Firm adopts the Working Capital as of the Closing Date proposed by HS); provided, however, that if the Working Capital as of the Closing Date is determined by agreement of HS and the KM Parties following the referral of such dispute to the Accounting Firm, the costs and expenses of the Accounting Firm shall be borne equally by HS, on the one hand, and the KM Parties, on the other hand. The determination and decision of the Accounting Firm shall be final and nonappealable and shall be valid and binding upon the Parties and their successors and assigns and may be enforced in any court of competent jurisdiction.  HS and the KM Parties shall make readily available (and HS shall cause Newco to make readily available) to the Accounting Firm all relevant books and records relating to the Newco Closing Date Balance Sheet and all other items reasonably requested by the Accounting Firm in connection therewith.  If there is no timely objection as provided above, the Newco Closing Date Balance Sheet and related determination of Working Capital as determined by HS shall be binding and final for purposes of this Agreement.  Following the receipt by the KM Parties of the Newco Closing Date Balance Sheet and related computation of Working Capital as of the Closing Date and until resolution thereof, HS shall permit (and cause Newco to permit) the KM Parties and its advisors and representatives to have reasonable access during normal business hours to the books, records and documents pertaining to or used in connection with the preparation of the Newco Closing Date Balance Sheet and the computation of Working Capital as of the Closing Date and provide the KM Parties with copies thereof reasonably requested by the KM Parties.  The KM Parties and their respective advisors and representatives may make reasonable inquiries of HS, Newco and their respective employees, accountants and representatives during normal business hours regarding questions concerning the Newco Closing Date Balance Sheet and related computation of Working Capital as of the Closing Date.  If there is a timely objection as provided above, the Newco Closing Date Balance Sheet and related computation of Working Capital, as revised by the agreement of HS and the KM Parties or by the Accounting Firm, as applicable, shall be binding and final for purposes of this Agreement.

(c)                                  Following the final determination of the Newco Closing Date Balance Sheet and Working Capital as of the Closing Date as set forth in Section 2.5(b), if the Working Capital is positive (such positive amount, the “KM Working Capital Payment”), the KM Parties shall promptly (but in any event within five Business Days) deliver, by wire transfer of immediately available funds to an account designated by HS in accordance with Section 12.2, an amount equal to (i) the KM Working Capital Payment multiplied by 25%, plus (ii) interest on such amount from (and including) the Closing Date to (but excluding) the date of payment at the Specified Rate in effect on the Closing Date.

(d)                                 Following the final determination of the Newco Closing Date Balance Sheet and Working Capital as of the Closing Date as set forth in Section 2.5(b), if the Working Capital so determined is negative (such negative amount, the “HS Working Capital

Payment”), HS shall promptly (but in any event within five Business Days) deliver, by wire transfer of immediately available funds to a single account designated by the KM Parties in accordance with Section 12.2, an amount equal to the (i) HS Working Capital Payment multiplied by 25%, plus (ii) interest on such amount from (and including) the Closing Date to (but excluding) the date of payment at the Specified Rate in effect on the Closing Date.

2.6                                 Post-Closing Net Accumulated Cash Flow Adjustment.  If the Closing occurs after the Effective Time:

(a)                                  Not less than five Business Days prior to the Closing, HS shall prepare and submit to the KM Parties for review, using the best information reasonably available to HS, a statement (the “Preliminary Adjustment Statement”) that shall set forth in reasonable detail HS’s good faith estimate of the Net Accumulated Cash Flow.  Within three (3) Business Days following receipt of the Preliminary Closing Adjustment Statement, the KM Parties shall deliver to HS a written statement setting forth in reasonable detail the changes the KM Parties propose to be made to the Preliminary Adjustment Statement.  The Preliminary Adjustment Statement, as agreed upon by the Parties, will be used to adjust the Closing Date Cash Consideration at Closing. If the Parties do not agree on the Preliminary Closing Adjustment Statement prior to the Closing, the Preliminary Closing Adjustment Statement as presented by HS will be used to adjust the Closing Date Cash Consideration at Closing.  If the Net Accumulated Cash Flow is a positive number, the Closing Date Cash Consideration shall be decreased by twenty-five percent (25%) of such amount.  If the Net Accumulated Cash Flow is a negative number, the Closing Date Cash Consideration shall be increased by twenty-five percent (25%) of such amount.

(b)                                 Not later than 60 days after the Closing Date, and concurrently with the delivery of the Newco Closing Date Balance Sheet, HS shall deliver to the KM Parties a statement (the “Post-Closing Adjustment Statement”) that sets forth in reasonable detail HS’s good faith estimate of the Net Accumulated Cash Flow.

(c)                                  The right of the KM Parties’ to review and object to (including the time periods and allocation of expenses related thereto) the calculation of Net Accumulated Cash Flow in the Post-Closing Adjustment Statement and the resolution of such dispute shall be identical to those set forth Section 2.5(b) with respect to Working Capital.

(d)                                 If the Net Accumulated Cash Flow, as finally determined pursuant to the provisions of Section 2.6(c), is greater than such amount as set forth on the Preliminary Adjustment Statement, HS shall pay to an account designated by the KM Parties an amount equal to twenty-five percent (25%) of such excess.  If the Net Accumulated Cash Flow, as finally determined pursuant to the provisions of Section 2.6(c), is less than as set forth on the Preliminary Closing Adjustment Statement, the KM Parties shall pay to an account designated by HS an amount equal to twenty-five percent (25%) of such deficit.  Any payment to be made pursuant to this Section 2.6(d) shall be made by wire transfer of immediately available funds within five (5) Business Days of the date the amount of the Net Accumulated Cash Flow is agreed or finally determined pursuant to the provisions of Section 2.6(c).  Any payment by the KM Parties to HS under this Section 2.6(d) shall be treated as an increase in the Purchase Price and any payment by HS to the KM Parties under this Section 2.6(d) shall be treated as a decrease in the Purchase Price.

2.7                                 Revenues and Expenses.  If the Closing occurs after the Effective Time, the parties agree as follows:

(a)                                  HS shall be entitled to all Revenues and rights of ownership attributable to the Eagle Ford Business and shall be responsible for all Direct Costs (and entitled to any refunds with respect thereto) and all liabilities incurred with respect to the Eagle Ford Business, in each case for any period of time prior to the Effective Time.  Except to the extent otherwise taken into account in connection with the determination of Net Accumulated Cash Flow, Newco shall be entitled to all Revenues, and shall be responsible for all Direct Costs (other than Excluded Liabilities), in each case for the period of time from and after the Effective Time.  All Direct Costs in each case that are: (i) incurred with respect to operation of the Eagle Ford Business prior to the Effective Time shall be paid by or allocated to HS and (ii) incurred with respect to operation of the Eagle Ford Business from and after the Effective Time and are not Excluded Liabilities shall be paid by or allocated to Newco, except as otherwise taken into account in connection with the determination of Net Accumulated Cash Flow.

(b)                                 Newco shall pay to HS any and all Revenues that are received in cash attributable to the rights of ownership of the Eagle Ford Business received after the Contribution Date by Newco (to the extent not accounted for in the Post-Closing Adjustment Statement) that are attributable to the Eagle Ford Business prior to the Effective Time.  The Parent Parties shall pay to Newco any and all Revenues that are received in cash attributable to the rights of ownership of the Eagle Ford Business received after the Contribution Date by a Parent Party (to the extent not accounted for in the Post-Closing Adjustment Statement) that are attributable to the Eagle Ford Business on and after the Effective Time.  The Party responsible for the payment of amounts received shall reimburse the other Party within five (5) Business Days after the end of the month in which such amounts were received by the Party responsible for payment and, to the extent paid, such amounts shall not be taken into account for purposes of the Post-Closing Adjustment Statement.

(c)                                  HS shall reimburse Newco for any and all Direct Costs that are paid in cash after the Contribution Date by Newco (to the extent not accounted for in the Post-Closing Adjustment Statement) and that are attributable to the Eagle Ford Assets prior to the Effective Time.  Newco shall reimburse HS for any and all Direct Costs (other than Excluded Liabilities) that are paid in cash after the Contribution Date by HS (to the extent not accounted for the Post-Closing Adjustment Statement) and that are attributable to the Eagle Ford Business on or after the Effective Time.  The Party responsible for the payment of such costs and expenses shall reimburse the other Party within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received by the Party responsible for payment and, to the extent paid, such amounts shall not be taken into account for purposes of the Post-Closing Adjustment Statement.

(d)                                 Each of HS and Newco shall be permitted to offset any Direct Costs owed by it to the other pursuant to this Section 2.7 against Revenues owing by the other party to it pursuant to this Section 2.7, but not otherwise, provided a detailed description of all such Direct Costs and Revenues and showing the calculation of the net amount is provided with the applicable payment or statement at the end of each month as provided in Sections 2.7(b) and (c).

2.8                                 JVP Parent Guaranty.  Simultaneously with the execution and delivery of this Agreement, JVP Parent has executed and delivered to the Parent Parties the JVP Guaranty.

ARTICLE 3

CLOSING

3.1                                 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002 at 10:00 a.m., Houston time, on the third Business Day following the date on which all of the conditions to Closing set forth in Article 7 have been satisfied or waived or such other place, date and time as may be mutually agreed to in writing by the Parties; provided, that no less than three (3) days shall elapse between the date of delivery of any supplement to the Schedules pursuant to Section 6.7 and the Closing, and provided, further, that, the Closing shall occur no earlier than July 1, 2011.  The “Closing Date,” as referred to herein, shall mean the date of the Closing.  If the Closing does not occur on the first day of a calendar month, the Parties shall supplement or amend the provisions of Sections 2.4, 6.14 and 7.2(f) to take into account the number of days that have elapsed prior to the Closing during the calendar month in which the Closing occurs.

3.2                                 Deliveries of the Parent Parties at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, the Parent Parties shall deliver or cause to be delivered the following:

(a)                                  a counterpart of the Newco LLC Agreement, duly executed by HS;

(b)                                 a certificate representing the KinderHawk Shares, together with instruments of transfer duly executed in blank and sufficient to effect the transfer thereof to JVP;

(c)                                  a certificate representing the Newco Shares, together with instruments of transfer duly executed in blank and sufficient to effect the transfer thereof to KEG;

(d)                                 a counterpart of the Operating Agreement, duly executed by HS;

(e)                                  a properly executed statement from Parent (or HS, in the event that HS is not disregarded as an entity separate from Parent for federal income tax purposes on the Closing Date) dated as of the Closing Date, in a form reasonably acceptable to the KM Parties, that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(f)                                    lien releases, in form and substance reasonably satisfactory to KEG, effecting the full and complete release of all Liens on the Eagle Ford Assets (with the exception of Permitted Liens), duly executed by the holders thereof, including releases of any Liens in favor of the lenders under the Parent Credit Facility;

(g)                                 evidence in a form reasonably satisfactory to the KM Parties that Newco is not considered a “Restricted Subsidiary” (or has been designated an “Unrestricted Subsidiary”) in accordance with the Parent Credit Facility and any other indenture or other instrument governing Indebtedness of any of the Parent Parties or their Affiliates;

(h)                                 a certified copy from the Office of the Secretary of State of the State of Delaware of the Newco Certificate of Formation, which shall be in full force and effect and shall not have been amended or modified; and

(i)                                     resignations duly executed by each member of the Board of Directors of KinderHawk appointed by HS, which shall be effective as of the Closing.

3.3                                 Deliveries of the KM Parties at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, the KM Parties shall deliver or cause to be delivered the following:

(a)                                  a counterpart of the Newco LLC Agreement, duly executed by KEG;

(b)                                 a letter from Wells Fargo Bank, N.A., setting forth the aggregate amount of principal and interest outstanding under the KinderHawk Credit Facility as of the Closing Date; and

(c)                                  a wire transfer to Parent or its designee, in an amount equal to the Closing Date Cash Consideration.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth in the Schedules delivered to the KM Parties by HS, each of Parent and HS, jointly and severally, represents and warrants to the KM Parties as follows:

4.1                                 Organization.

(a)                                  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  HS is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Oklahoma and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.  HS is duly licensed or qualified to do business and is in good standing in the states listed on Schedule 4.1(a), which constitute all states in which the character of the properties and assets owned or held by HS or the nature of the business conducted by HS requires it to be so licensed or qualified, except where the failure to be licensed or qualified or in good standing would not have a HS Material Adverse Effect.

(b)                                 Newco will be formed prior to the Contribution solely for the purpose of engaging in the transactions contemplated by this Agreement and the Transaction Documents.  Prior to the Contribution, Newco will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or in the Transaction Documents.  Upon such formation and as of the Closing Date, Newco will be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and will have all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business, including ownership and operation of the Eagle Ford Assets.

(c)                                  HS owns all of the issued and outstanding equity interests of Newco free and clear of any Lien other than restrictions under applicable securities Laws.  All such equity interests have been duly authorized and validly issued, are fully paid and nonassessable, and are owned beneficially and of record by HS, free and clear of any Lien.  Except for the equity interests owned by HS, there are no other equity interests in Newco outstanding.  There are no outstanding options, warrants, calls, puts, subscriptions, agreements or other commitments by Newco to issue, transfer or sell any additional equity interests, or to purchase, redeem or retire any such equity interests.  Upon the sale of the Newco Shares to KEG at the Closing, JVP will acquire good and valid title to the Newco Shares, free and clear of any Lien other than restrictions under applicable securities Laws and the Newco LLC Agreement.  Immediately following the Closing, KEG will own 250,000 Class A Shares which will represent twenty-five percent (25%) of the outstanding Class A Shares, and HS will own 750,000 Class A Shares which will represent seventy-five percent (75%) of the outstanding Class A Shares.

(d)                                 The KinderHawk Shares are owned, beneficially and of record, by HS, free and clear of any Lien other than restrictions under the applicable securities Laws and the KinderHawk LLC Agreement.  Upon the sale of the KinderHawk Shares to JVP at the Closing, JVP will acquire good and valid title to the KinderHawk Shares, free and clear of any Lien other than restrictions under the applicable securities Laws and the KinderHawk LLC Agreement.  Immediately following the sale of the KinderHawk Shares to the JVP at the Closing, the KinderHawk Shares will represent fifty percent (50%) of the outstanding equity interests of KinderHawk.

4.2                                 Authority and Approval; Enforceability.  Each of Parent and HS has full corporate power and authority or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by each of them.  The execution and delivery of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance of all of the terms and conditions hereof and thereof to be performed have been duly authorized and approved by all requisite corporate action or limited liability company action, as the case may be, of each such entity.  This Agreement and each of the Transaction Documents to which each such entity is a party is, or when executed will be, duly executed and delivered by each such entity, and, assuming this Agreement and each of the Transaction Documents to which each such entity is a party have been duly authorized, executed and delivered by the KM Parties and their Affiliates, constitute the valid and legally binding obligation of each such entity, as the case may be, enforceable against each such entity, as the case may be, in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3                                 No Conflict; Consents.

(a)                                  Except as set forth on Schedule 4.3(a), the execution, delivery and performance of this Agreement and the Transaction Documents by Parent and HS does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of Parent or HS, (ii) violate any provision of any Law applicable to Parent, HS, Newco, the Eagle Ford Assets or the Eagle Ford Business; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Contract or other instrument to which Parent, HS or any of the Eagle Ford Assets are bound, or to which, immediately after the Closing, Newco will be bound, or violate any Permit held by HS or Parent, or that will be held by Newco immediately after the Closing, related to the Eagle Ford Assets or the Eagle Ford Business, except for those items which, individually or in the aggregate, would not reasonably be expected to have a an Eagle Ford Material Adverse Effect or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Eagle Ford Assets.

(b)                                 Except as set forth on Schedule 4.3(b), no consent, approval, license, permit, order or authorization of any Governmental Authority is required in connection with the execution, delivery, and performance by Parent, HS or Newco of this Agreement and the Transaction Documents except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, or (ii) which individually or in the aggregate, would not reasonably be expected to have a HS Material Adverse Effect.

4.4                                 Eagle Ford Assets.

(a)                                  Exhibit A-1 sets forth a map that describes in reasonable detail the Eagle Ford Systems.

(b)                                 Exhibit A-2 sets forth a true and correct list and summary description (including location by state, county, date, grantor, grantee, recording volume number, recording volume page number) of all Eagle Ford Rights-of-Way.

(c)                                  Schedule 4.4(c) sets forth a true and correct list and description of all Eagle Ford Property in all material respects.

(d)                                 Schedule 4.4(d) sets forth a true and correct list and description of all real estate owned in fee that comprises part of the Eagle Ford Assets or is used in connection with the operation of the Eagle Ford System.

(e)                                  Except as set forth in Schedule 4.4(e), there are no preferential rights of purchase that are applicable to the transactions contemplated hereby.

(f)                                    Except as set forth in Schedule 4.4(f), no part of the Eagle Ford Systems owned by HS is located in any (i) Eagle Ford Right-of-Way or (ii) property subject to an Eagle Ford Surface Rights Agreement, in either case, that was obtained by eminent domain.

(g)                                 HS has good title to, or holds pursuant to valid and enforceable leases, all the tangible properties and assets (excluding any Eagle Ford Assets that constitute real property or real property improvements under the applicable Laws of the State of Texas) that are used in the operation of the Eagle Ford Business as it is currently conducted, free and clear of all Liens other than Permitted Liens, and the instruments of transfer executed and delivered by HS in connection with the Contribution will vest in Newco good title to all such properties and assets, free and clear of all Liens other than Permitted Liens.  Schedule 4.4(g) sets forth (i) all material tangible assets and tangible property (other than any real property) of HS used in the operation of the Eagle Ford Business as of the date of this Agreement and (ii) all other material tangible assets and tangible property (other than any real property) used in the operation of the Eagle Ford Business as currently conducted.

(h)                                 None of the Permitted Liens materially interferes with the ownership, operation or maintenance of the Eagle Ford Business as currently conducted.

(i)                                     Except as set forth in Schedule 4.4(i), HS does not lease, sublease or otherwise occupy any office or other space related to the Eagle Ford Business.

(j)                                     Exhibit A-3 sets forth a true and correct list and summary description (including location by state, county, date, grantor, grantee, recording volume number, recording volume and page number) of all Eagle Ford Surface Rights Agreements.

(k)                                  None of the Parent Parties or their Affiliates (other than HS) own or lease any Eagle Ford Assets (other than the Eagle Ford Applicable Contracts to which Parent is a party).

4.5                                 Certain KinderHawk Matters.

(a)                                  Except as set forth on Schedule 4.5(a), to the Parent Parties’ Knowledge:

(i)                                     There is no Proceeding pending, threatened against or affecting the Parent Parties (with respect to the Haynesville Assets or the Haynesville Business), KinderHawk, any of the Haynesville Assets or any of the operations of the Haynesville Business that reasonably would be expected to result in material liability of the Parent Parties or KinderHawk;

(ii)                                  There are no judgments, orders, decrees or injunctions of any Governmental Authority, or sought by any Governmental Authority, whether at Law or in equity against or affecting any of the Haynesville Assets or any of the operations of the Haynesville Business that reasonably would be expected to result in material liability of the Parent Parties or KinderHawk;

(iii)                               KinderHawk is in compliance with applicable Laws with respect to the ownership of the Haynesville Assets and the operation of the Haynesville Business, except for such non-compliance that would not, individually or in the aggregate, have a KinderHawk Material Adverse Effect;

provided, however, nothing in this Section 4.5(a) shall be deemed to be a representation or warranty with respect to any Environmental Law with respect to the Haynesville Business or the Haynesville Assets, which matters are addressed only in Section 4.8 of this Agreement.

(b)                                 Since the Balance Sheet Date, to the Parent Parties’ Knowledge, there has not been a KinderHawk Material Adverse Effect.

(c)                                  Except for (i) items set forth on Schedule 4.5(c), (ii) matters that are not material, or (iii) matters arising in the ordinary course of business of KinderHawk, to the Parent Parties’ Knowledge:

(i)                                     KinderHawk has good title to, or holds pursuant to valid and enforceable leases for, all the tangible properties and assets (excluding any Haynesville Assets that constitute real property or real property improvements under the applicable Laws of the State of Louisiana) that are used in the operation of the Haynesville Business, free and clear of all Liens other than Permitted Liens (as defined in the Haynesville Contribution Agreement);

(ii)                                  there are no preferential rights of purchase that are applicable to any of the Haynesville Assets; and

(iii)                               none of such Permitted Liens (as defined in the Haynesville Contribution Agreement) materially interferes with the ownership, operation or maintenance of the Haynesville Business as currently conducted.

4.6                                 No Material Adverse Changes.  Except as set forth on Schedule 4.6, since the Balance Sheet Date:

(a)                                  there has not been an Eagle Ford Material Adverse Effect;

(b)                                 the Eagle Ford Assets have been operated and maintained in the ordinary course of business consistent with past practices as a Gathering system exempt from FERC jurisdiction under Section 1(b) of the Natural Gas Act;

(c)                                  there has not been any material damage, destruction or loss to any of the Eagle Ford Assets, whether or not covered by insurance; and

(d)                                 no Parent Party has taken any action which, if taken after the date of this Agreement, would require the consent of KEG pursuant to Section 6.1(b).

4.7                                 Taxes.  Except as set forth on Schedule 4.7:

(a)                                  All material Tax Returns required to be filed by or with respect to HS and the ownership and operation of the Eagle Ford Assets have been timely filed.  All such Tax Returns are correct and complete in all material respects.  All Taxes owed with respect to the Eagle Ford Assets and the operation of the Eagle Ford Business have been timely paid in full.

(b)                                 There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax with respect to Taxes and Tax Returns relating to the Eagle Ford Assets or the Eagle Ford Business.

(c)                                  There are no Liens for Taxes (other than Permitted Liens) upon any of the Eagle Ford Assets.

(d)                                 None of the Eagle Ford Assets are “tax-exempt use property” within the meaning of Section 168(h) of the Code.  None of the Eagle Ford Assets directly or indirectly secure any Indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code.

(e)                                  There are no Proceedings for the assessment or collection of Taxes pending or, to either Parent Party’s Knowledge, threatened with respect to the Eagle Ford Assets or the Eagle Ford Business.

(f)                                    All Taxes required to be withheld, collected, or deposited with respect to the Eagle Ford Assets or the Eagle Ford Business have been timely withheld, collected, or deposited, and to the extent required by applicable Law, timely paid to the appropriate Taxing Authority.

(g)                                 HS and Newco are domestic eligible entities that are disregarded as entities separate from Parent within the meaning and for purposes of Section 301.7701-3(b) of the Treasury Regulations.

(h)                                 The Parent Parties have not participated in any reportable transaction required to be disclosed under Section 6707A of the Code and/or Section 1.6011-4 of the Treasury Regulations that is related to the Eagle Ford Assets.

(i)                                     The Contribution of the Eagle Ford Assets to Newco will not cause Newco to own any equity interest in any joint venture or other arrangement or contract that could properly be treated as a partnership or other entity for federal income tax purposes.  None of the Eagle Ford Assets consists of an equity or other ownership interest in any other Person.

4.8                                 Environmental Matters.  Except as set forth on Schedule 4.8:

(a)                                  With respect to the Eagle Ford Business or the Haynesville Business, no Parent Party or KinderHawk has entered into, or is subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Authority based on any Environmental Laws that relate to the Eagle Ford Assets or the Haynesville Assets and that require any remediation or other change in the present conditions of any of the Eagle Ford Assets or the Haynesville Assets.

(b)                                 There has not been any Release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Eagle Ford Assets or the Haynesville Assets or related to the Eagle Ford Business or the Haynesville Business that:  (i) interferes with or prevents compliance by HS or KinderHawk with respect to the Eagle Ford Business or the Haynesville Business with any Environmental Law or the terms of any permits, licenses, orders, approvals, variances, waivers, franchises, rights or other authorizations issued pursuant thereto; or (ii) gives rise to or results in any liability of HS or KinderHawk to any Person which, in the case of either clause (i) or (ii) hereof, would have a HS Material Adverse Effect.

(c)                                  All material reports, studies, written notices from environmental Governmental Authorities, tests, analyses, and other documents specifically addressing environmental matters related to the ownership or operation of the Eagle Ford Assets or the Haynesville Assets, which are in the possession of HS or its Affiliates, have been made available to the KM Parties.

(d)                                 (i) HS and KinderHawk are and have been in compliance in all material respects with all Environmental Laws with respect to the Eagle Ford Business and the Haynesville Business, respectively (including holding all material Permits required under applicable Environmental Laws), and (ii) there are no material obligations of HS or KinderHawk to remediate conditions upon the Eagle Ford Assets or the Haynesville Assets under applicable Environmental Law (and no such obligation would arise as a result of notice or lapse of time or both).

(e)                                  Schedule 4.8(e) sets forth a true and correct list of all material Permits required to be obtained or made by or on behalf of HS for the construction, operation, maintenance and ownership of the Eagle Ford Business in compliance with Environmental Laws.  As of the Contribution Date, HS has obtained all material Permits under Environmental Laws necessary to construct, own and operate the Eagle Ford Business.  Except as described in Schedule 4.8(e), such Permits are validly issued, final and in full force and effect and (i) are not subject to any current legal or administrative proceeding, (ii) are not subject to any material unsatisfied condition that was required to be satisfied on or prior to the date this representation is made, and (iii) all applicable appeal periods with respect to such Permits have expired.

(f)                                    (i) There is no action, suit, claim, investigation by a Governmental Authority, or proceeding (including, but not limited to, any arbitration proceeding) of any nature pending or, to the Knowledge of Parent, threatened against the Parent Parties or

KinderHawk with respect to the Eagle Ford Business or the Haynesville Business, and (ii) HS has received no written notice from any Person that either HS or KinderHawk is not in compliance in all material respects with all Environmental Laws, in each case under clauses (i) and (ii) above, to the extent relating to the Eagle Ford Business or the Haynesville Business and that reasonably could be expected to result in material liability of the Parent Parties or KinderHawk under any Environmental Law.

(g)           Each of the representations set forth in this Section 4.8 relating to the Haynesville Business, the Haynesville Assets or KinderHawk are limited to matters that are within the Parent Parties’ Knowledge.

4.9           Sufficiency of Assets.  Except as set forth on Schedule 4.9, the Eagle Ford Assets, together with the Operating Agreement, constitute all assets and properties reasonably necessary to operate the Eagle Ford Business as currently conducted by HS.

4.10         Permits.

(a)           Schedule 4.10 sets forth a true and complete list of all of the material Permits required to conduct the Eagle Ford Business in the manner currently conducted (the “Material Permits”).  Except as set forth on Schedule 4.10: (i) HS validly holds all of the Material Permits; (ii) no Parent Party has received any written notification concerning any violations with respect to any of the Material Permits; and (iii) no proceeding is pending or, to HS’s Knowledge, threatened with respect to any alleged failure by any Parent Party to have any Permit required to conduct the Eagle Ford Business in the manner currently conducted or to be in compliance with a Material Permit.

(b)           Nothing in this Section 4.10 shall be deemed to be a representation or warranty with respect to any Permit required under Environmental Law, which matters are addressed only in Section 4.8 of this Agreement.

4.11         Contracts.

(a)           Schedule 4.11(a) contains a true and complete listing of the following Contracts relating to the Eagle Ford Business to which HS is a party (or Parent is a party to the extent it relates primarily to the Eagle Ford Business) or, solely with respect Section 4.11(a)(xvi) KinderHawk is a party, (each such Contract being referred to herein as a “Material Contract”):

(i)            any Contract that can reasonably be expected to result in aggregate payments by HS or Parent of more than $250,000 during the current or any subsequent fiscal year or $1,000,000 in the aggregate over the term of such Contract (other than master service agreements that were entered into in the ordinary course of business and which can be terminated by HS or Parent without penalty on thirty (30) days’ or less notice);

(ii)           any Contract that can reasonably be expected to result in aggregate revenues to HS or Parent of more than $250,000 during the current or any subsequent fiscal year or $1,000,000 in the aggregate over the term of such Contract;

(iii)          any Hydrocarbon purchase and sale, Gathering, compression, intra-state transportation, processing or similar Contract unless terminable by each party without penalty on sixty (60) days or less notice;

(iv)          any Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, security agreement, assignment, pledge, bonds, letters of credit or similar financial Contract;

(v)           any Contract that constitutes a lease under which HS or Parent is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by HS or Parent without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than $250,000 or more than $1,000,000 in the aggregate over the term of such lease;

(vi)          any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, the Eagle Ford Business may be conducted, including area of mutual interest Contracts;

(vii)         any Contract among or between HS or Parent, on the one hand, and any Affiliate of the Parent Parties, on the other hand;

(viii)        other than Contracts otherwise listed on the Schedules, any Contract to indemnify a Third Party in an amount that could exceed $250,000 (other than master service agreements that were entered into in the ordinary course of business);

(ix)           any executory Contract that constitutes a pending purchase and sale agreement or other Contract providing for the purchase, sale or earning of any material asset;

(x)            any Contract that constitutes a partnership agreement, joint venture agreement or similar Contract;

(xi)           any Contract that constitutes a swap, sale or other exchange of commodities or other hedging agreement;

(xii)          any Contract the termination of which would result in a HS Material Adverse Effect;

(xiii)         any Contract for the provision of services relating to Gathering, compression, collection, processing, treating or transportation of natural gas or other Hydrocarbons;

(xiv)        any Contract that constitutes a pipeline interconnect or facility operating agreement with respect to all or any part of the Eagle Ford Systems;

(xv)         any Contract for consulting services; and

(xvi)        any construction Contract or supply Contract related to the development of the Haynesville System reasonably be expected to result in aggregate payments by HS, Parent or Newco of more than $500,000 during the current or any subsequent fiscal year or $1,000,000 in the aggregate over the term of such Contract.

(b)           The Material Contracts are in full force and effect as to the Parent Party that is a party thereto and immediately after the Closing will be in full force and effect as to Newco (except for Contracts as to which Parent is permitted to, and as of the Closing shall have, made arrangements to enable Newco to receive the related economic benefits thereof, as described in the last sentence of Section 6.9) and, to the Parent Parties’ Knowledge, each counterparty (excluding any Material Contract that terminates as a result of expiration of its existing term).  Except as set forth on Schedule 4.11(b), there exist no defaults under the Material Contracts by HS or Parent or, to HS’ Knowledge, by any other Person that is a party to such Material Contracts, except for such defaults that would not, individually or in the aggregate, have a HS Material Adverse Effect.  Except as set forth on Schedule 4.11(b), neither HS nor Parent has given or received any written notice of any material disputes under or intention to terminate (i) any Material Contract, or (ii) to the Parent Parties’ Knowledge, any contract of the type described in clauses (i)-(xv) to which KinderHawk is a party (assuming with respect to clauses (vi) and (xiv) that the term “Eagle Ford Business” is replaced with “Haynesville Business” and the term “Eagle Ford Assets” is replaced with “Haynesville Assets”).  Prior to the execution of this Agreement, HS has made available to the KM Parties true and complete copies of each Material Contract and all amendments thereto (other than the Contracts described in clause (xvi), which Contracts are available at KinderHawk’s offices).  Neither HS nor Parent has received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Material Contract.

(c)           Nothing in this Section 4.11 shall be deemed to be a representation or warranty with respect to any Eagle Ford Rights-of-Way or Eagle Ford Surface Rights Agreements, which matters are addressed solely in Sections 4.4 and 4.12(a) and Article 11.

4.12         Litigation; Compliance with Laws.  Except as set forth on Schedule 4.12:

(a)           There is no Proceeding pending or, to Parent Parties’ Knowledge, threatened (i) against any Parent Party or any of their respective Affiliates that questions or involves the validity or enforceability of any obligations of any Parent Party under this Agreement or any of the Transaction Documents to which any such Person is a party or (ii) against or affecting Newco or any of the Eagle Ford Assets or any of the operations of the Eagle Ford Business.

(b)           There are no judgments, orders, decrees or injunctions of any Governmental Authority, or, to Parent Parties’ Knowledge, sought by any Governmental Authority, whether at Law or in equity, (i) against or affecting any of the Eagle Ford Assets or any of the operations of the Eagle Ford Business or (ii) that questions or involves the validity or enforceability of any obligations of the Parent Parties under this Agreement or any of the Transaction Documents to which such entity is a party.

(c)           HS and Parent are in compliance with applicable Laws with respect to the ownership of the Eagle Ford Assets and the operation of the Eagle Ford Business, except for such non-compliance that would not, individually or in the aggregate, have an Eagle Ford Material Adverse Effect.

(d)           Nothing in this Section 4.12 shall be deemed to be a representation or warranty with respect to (i) any Taxes or related reporting which matters are addressed only in Section 4.7, (ii) any Environmental Law, which matters are addressed only in Section 4.8 of this Agreement or (iii) compliance with the Natural Gas Act or the Natural Gas Policy Act, which matters are addressed only in Section 4.17 of this Agreement.

4.13         Employees and Employee Benefits.

(a)           HS does not have any current or former employees and has never sponsored or maintained any “employee benefit plan,” as defined in Section 3(3) of ERISA, employment, severance or similar contract, plan arrangement or policy and any other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (collectively, “Employee Plans”).

(b)           Schedule 4.13(b) sets forth the names of the active employees of Parent, HS or any of their respective Affiliates who spend all or substantially all of their business time engaged in, or in activities primarily related to, the operation of the Eagle Ford Business (the “Subject Employees”).  None of the Subject Employees is obligated under any Contract with Parent or HS or any of their respective Affiliates nor to Parent Parties’ Knowledge, subject to any judgment, decree or order of any court or administrative agency, that would prevent such Subject Employee from performing services for Newco.  Neither Parent nor HS has received notice from any Subject Employee or group of Subject Employees, that such person or group intends to terminate their employment.

(c)           None of the Subject Employees is covered by any collective bargaining agreement and, to Parent Parties’ Knowledge, there are not any union organizing efforts underway with respect to any such employees.

(d)           There is no claim, action, suit, investigation, audit or proceeding pending against or involving or, to Parent Parties’ Knowledge, threatened against or involving, Parent or any of its Affiliates alleging violation of any state or federal employment laws with respect to the Subject Employees, including claims, actions, suits, investigations, audits or proceedings alleging employment discrimination, harassment, wrongful discharge, wage and hour violations, or any other unfair employment practices under state or federal law.

4.14         Insurance.  Schedule 4.14 sets forth all insurance policies of KinderHawk, HS or any of its Affiliates that provides coverage with respect to the Haynesville Assets, the Eagle Ford Assets, the Haynesville Business or the Eagle Ford Business (including amounts and types of coverage) (the “Insurance Policies”).  All of the Insurance Policies are in full force and effect, and the policyholders are in compliance in all material respects with the terms of such policies.  There is no claim pending under any of the Insurance Policies as to which coverage with respect to the policyholder or insured party has been denied or disputed by the underwriters or issuers of such Insurance Policies.  No such policyholder has received any written notice of cancellation of any of the Insurance Policies, that any Insurance Policy will not be renewed or that any underwriter or issuer of any of the Insurance Policies is unable or unwilling to perform its obligations thereunder.

4.15         Intellectual Property.  Except for the HS Marks or as otherwise set forth on Schedule 4.15, in connection with the operations of the Eagle Ford Business, neither HS nor any of its Affiliates own any material Intellectual Property or possess any licenses to use any material Intellectual Property (other than customary software licenses relating to “off-the-shelf” software) that is used in connection with the Eagle Ford Assets or the operation of the Eagle Ford Business as currently conducted.  To Parent Parties’ Knowledge, the use of the Eagle Ford Assets and the operations of the Eagle Ford Business as currently conducted, do not materially conflict with any Intellectual Property of any third parties.

4.16         Financial Statements; Other Commitments.

(a)           Schedule 4.16(a) sets forth a true and correct copy of the Reference Financial Statements, which financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except for the absence of footnote disclosure, and in the case of the financial statements for the three-month period ended March 31, 2011, the absence of year-end adjustments which will not be material to the Eagle Ford Business), and fairly present in all material respects the financial condition of the Eagle Ford Business at the dates thereof and the results of the operations of the Eagle Ford Business for the periods indicated, in each case in accordance with GAAP.

(b)           Except as set forth on Schedule 4.16(b), there are no pipelines or Gathering facilities that constitute part of the Eagle Ford Assets (i) in respect of which any Parent Party has received an order from any Governmental Authority requiring that such pipelines or Gathering facilities be abandoned, or (ii) that are neither in use nor temporarily abandoned in accordance with applicable Law that have not been abandoned in accordance with applicable Law.

(c)           No Parent Entity is a party to any synthetic lease with respect to the Eagle Ford Business, nor is either of them a party to any off-balance sheet financing arrangements with respect to the Eagle Ford Business.

(d)           Except as set forth on Schedule 4.16(d), the Parent Parties and their Affiliates have no Liabilities relating to the Eagle Ford Business or the Eagle Ford Assets, other than those (i) reflected on or disclosed in the Reference Financial Statements or any notes thereto or (ii) incurred in the ordinary course of business since March 31, 2011, which do not, individually or in the aggregate, have a HS Material Adverse Effect.

4.17         Regulation.  Neither the Eagle Ford Assets nor the Eagle Ford Business is subject to regulation under the Natural Gas Act or the Natural Gas Policy Act.

4.18         Solvency.  Each of HS and Parent is, and immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents will be, Solvent.  For purposes of this Section 4.18 and Section 5.8, “Solvent” means, with respect to the a Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities of such Person that would constitute liabilities under GAAP, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets and (d) such Person is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such Person’s property remaining after such transaction would constitute unreasonably small capital.

4.19         Brokerage Arrangements.  Neither of the Parent Parties has entered (directly or indirectly) into any Contract with any Person that would require the payment of a commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby for which Newco or the KM Parties would be responsible.

4.20         Affiliate Transactions.  Schedule 4.20 sets forth, among other things, all Contracts and any other Liabilities or obligations between (a) HS, on the one hand, and Parent or any Affiliate of Parent or HS on the other hand relating to the Eagle Ford Business, and (b) KinderHawk on the one hand and the Parent Parties or any Affiliate of the Parent Parties on the other hand relating to the Haynesville Business.

4.21         Investment Company.  Neither Parent nor HS, nor any of their respective Affiliates is an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

4.22         Compliance With KinderHawk Agreements.  HS is in compliance in all material respect with its obligations under the KinderHawk LLC Agreement.  HS and Parent are each in compliance in all material respects with their respective obligations under the KinderHawk Management Services Agreements to which such entity a party.  Parent Operating is in compliance in all material respects with its obligations under the Haynesville Gas Gathering Agreement.

4.23         Disclaimer.

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR CERTIFICATE

DELIVERED BY ANY PARENT PARTY IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (i) THE PARENT PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) THE PARENT PARTIES EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE KM PARTIES OR ANY ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE KM PARTIES BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF THE PARENT PARTIES OR ANY OF THEIR AFFILIATES).

(b)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR CERTIFICATE DELIVERED BY ANY PARENT PARTY IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PARENT PARTIES EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES OR THE PARENT PARTIES; (ii) ANY ESTIMATES OF THE VALUE OF THE HAYNESVILLE ASSETS OR EAGLE FORD ASSETS OR FUTURE REVENUES GENERATED BY THE HAYNESVILLE ASSETS OR EAGLE FORD ASSETS; (iii) THE TRANSPORTATION, PROCESSING OR GATHERING OF HYDROCARBONS FROM THE HAYNESVILLE ASSETS OR EAGLE FORD ASSETS; (iv) THE VOLUMES OF HYDROCARBONS AVAILABLE TO THE HAYNESVILLE ASSETS OR EAGLE FORD ASSETS; (v) TITLE TO, OR THE CONDITION, QUALITY, SUITABILITY OR DESIGN OF, THE HAYNESVILLE ASSETS OR EAGLE FORD ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE KM PARTIES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY CERTIFICATE DELIVERED BY ANY PARENT PARTY IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, NEWCO WILL BE DEEMED TO BE OBTAINING THE EAGLE FORD ASSETS AND KINDERHAWK WILL BE DEEMED TO HOLD THE HAYNESVILLE ASSETS IN THEIR PRESENT STATUS, CONDITION, AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THE KM PARTIES HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS THE KM PARTIES DEEM APPROPRIATE; (vi) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE KM PARTIES OR THEIR AFFILIATES, OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM

EXHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE KM PARTIES

Except as set forth in the Schedules delivered to the Parent Parties by the KM Parties, each of JVP and KEG, jointly and severally, represents and warrants to the Parent Parties as follows:

5.1           Organization. Each of the JVP and KEG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2           Authority and Approval; Enforceability.

(a)           Each of the JVP and KEG has full limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by it.  The execution and delivery of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance of all of the terms and conditions hereof and thereof to be performed has been duly authorized and approved by all requisite limited liability company action on the part of each of JVP and KEG.  This Agreement and each of the Transaction Documents to which each such entity is a party have been, or when executed will be, duly executed and delivered by each such entity and, assuming this Agreement and each of the Transaction Documents to which each such entity is a party have been duly authorized, executed and delivered by HS, Parent and their respective Affiliates who are parties thereto, constitute the valid and legally binding obligation of each such entity, enforceable against each such entity in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

5.3           No Conflict; Consents.

(a)           Except as set forth on Schedule 5.3(a), this Agreement and the execution, delivery and performance hereof by JVP and KEG does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the charter documents or equivalent governing instruments of JVP or KEG; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to JVP, KEG or any of their respective subsidiaries; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any Contract or other instrument to which any of JVP, KEG or any of their respective subsidiaries is a party or by which any of them is bound or to which any of their property is subject, except in the case of clause (iii), for those items which individually or in the aggregate would not reasonably be expected to have a KM Material Adverse Effect or (iv) result in any restriction or limitation on Newco’s ability to operate or conduct the Eagle Ford Business after the Closing Dated based upon any Contract or other instrument referred to in clause (iii) above (without regard to the exception thereto); and

(b)           no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the KM Parties or any of their Affiliates in connection with the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is party or the consummation of the transactions contemplated hereby and thereby, except as have been waived or obtained or with respect to which the time for asserting such right has expired.

5.4           Independent Investigation.  Each of JVP and KEG is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties, gas and liquid Hydrocarbon gathering pipelines and related facilities.  In making its decision to enter into this Agreement and the Transaction Documents, and to consummate the transactions contemplated hereby and thereby, each of JVP and KEG, except to the extent of the Parent Parties’ express representations, warranties, covenants and agreements contained in this Agreement and the Transaction Documents, or in the exhibits and schedules delivered in connection herewith and therewith, (a) has relied or shall rely on its own independent investigation and evaluation of the Haynesville Assets, Eagle Ford Assets, Haynesville Business and Eagle Ford Business and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any employees of Parent Parties or any representatives, consultants or advisors engaged by Parent Parties, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Eagle Ford Assets, Haynesville Assets, Eagle Ford Business and the Haynesville Business.

5.5           Financing.  The KM Parties have, or will have at Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable the KM Parties to fund the Purchase Price and its other obligations under the Transaction Documents.

5.6           Brokerage Arrangements.  None of JVP, KEG or their respective Affiliates has entered (directly or indirectly) into any Contract with any Person that would require the payment of a commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby for which the Parent Parties would have responsibility.

5.7           Litigation.  There is no Proceeding pending or, to the KM Parties’ Knowledge, threatened that (a) questions or involves the validity or enforceability of any of JVP’s or KEG’s obligations under this Agreement or any of the Transaction Documents to which it is a party or (b) seeks (or reasonably might be expected to seek) (i) to prevent or delay the consummation by

JVP or KEG of the transactions contemplated by this Agreement or any of the Transaction Documents to which JVP or KEG is a party or (ii) to impose Liabilities in connection with the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

5.8           Solvency.  Each of JVP and KEG is, and immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents, will be, Solvent.

5.9           Accredited Investor.  Each of JVP and KEG is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire its membership interest in Newco for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.  JVP acknowledges that the membership interests in KinderHawk, and KEG acknowledges that the membership interest in Newco, to be acquired pursuant to this Agreement will not be registered under the Securities Act or any applicable state securities law, and that the membership interests in Newco may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

5.10         Compliance With KinderHawk Agreements.  JVP is in compliance in all material respects with its obligations under the KinderHawk LLC Agreement and Kinder Morgan Kansas, Inc., formerly known as Kinder Morgan, Inc. is in compliance in all material respects with its obligations under the KinderHawk Management Services Agreement to which it is a party.

ARTICLE 6

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

6.1           Operation of the Eagle Ford Business.

(a)           Except as provided in this Agreement or the Transaction Documents or as consented to in writing by KEG, during the period from the date of this Agreement through the Closing Date, the Parent Parties shall:

(i)            operate the Eagle Ford Business, or cause it to be operated, in the usual and ordinary course of business;

(ii)           preserve, maintain and protect the Eagle Ford Assets in customary repair, order and condition;

(iii)          communicate regularly with KEG and keep KEG advised of any material developments relating to the Eagle Ford Business;

(iv)          use commercially reasonable efforts to pursue the development of the Project (as defined in the Newco LLC Agreement), including making operating expenditures severally in accordance with the Eagle Ford Budget;

(v)           take all actions reasonably necessary to ensure that, immediately following the Contribution, Newco is duly qualified to transact business in each state in which its ownership of the Eagle Ford Assets or the operation of the Eagle Ford Business requires such qualification; and

(vi)          take all actions necessary to ensure that, immediately following the Closing, Newco will have no Indebtedness.

(b)           Except as set forth on Schedule 6.1(b), as provided in this Agreement or the Transaction Documents or as consented to in writing by KEG, during the period from the date of this Agreement through the Closing Date, HS shall not (and with respect to clause (iii) (to the extent any Material Contract referred to therein is or would be an Eagle Ford Applicable Contract) and clauses (iv)-(xii), Parent shall not), and following the Contribution Newco shall not, do any of the following:

(i)            merge, consolidate, liquidate, dissolve, recapitalize or otherwise wind up its business;

(ii)           (A) issue any limited liability company membership interest or other equity security, or effect any change in its capitalization as it exists on the date of this Agreement, (B) redeem, purchase or otherwise acquire any limited liability company interests or other equity securities or (C) grant, confer or award any option, warrant, conversion right or other right to acquire or otherwise with respect to any limited liability company membership interest or other equity security, or grant or issue any restricted securities;

(iii)          enter into any Material Contract, terminate any Material Contract or amend any Material Contract in any material respect, other than in the ordinary course of business consistent with past practice;

(iv)          purchase or otherwise acquire (including by merger, consolidation, purchase of assets, lease or otherwise) the business of, or any equity interest in, any Person (or any division thereof) for consideration in excess of $200,000 to the extent such business or equity interest would be owned by Newco following Closing;

(v)           sell, lease or otherwise dispose of any Eagle Ford Asset that individually has a fair market value of in excess of $200,000, other than sales and dispositions to the extent such assets are replaced or sales and dispositions in the ordinary course of business consistent with past practices;

(vi)          take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens and any Liens under the Parent Credit Facility that will be released at Closing) on any of the Eagle Ford Assets;

(vii)         cancel, compromise, waive, release or settle any right, claim or lawsuit with respect to which the Eagle Ford Business other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(viii)        enter into any transactions with any of its Affiliates relating to or affecting the Eagle Ford Assets or the Eagle Ford Business, except as contemplated by this Agreement;

(ix)           fail to maintain in full force and effect the Insurance Policies;

(x)            grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to the Eagle Ford Assets; or

(xi)           agree, whether in writing or otherwise, to do any of the foregoing.

6.2           Access to Records; Confidentiality.

(a)           Between the date hereof and the Closing, the Parent Parties shall give the KM Parties and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to the financial, title, tax, corporate and legal materials and operating data, records and information relating to the Eagle Ford Business, including the work papers used or created by the Parent Parties or their representatives, and shall furnish to the KM Parties such other information as it may reasonably request; provided that, with respect to any such data, records and information that is in electronic form, the Parent Parties shall use commercially reasonable efforts to make such data, records and information (including the Records) available to the KM Parties in formats that are acceptable to them; and, provided, further, that the KM Parties shall not (a) contact clients, customers, suppliers or lenders of the Parent Parties with respect to the transactions contemplated hereby or (b) perform invasive or subsurface investigations of the real property comprising the Eagle Ford Assets, without the prior written consent of the Parent Parties (which consent shall not be unreasonably withheld or delayed). the KM Parties shall, and shall cause its representatives to, comply fully with all rules, regulations, policies and instructions reasonably issued by the Parent Parties and provided to the KM Parties regarding such Person’s actions while upon, entering or leaving any property.  the KM Parties shall not, and shall cause its representatives not to, unreasonably interfere with the day-to-day operations of the businesses of the Parent Parties in conducting any due diligence activities.  The Parent Parties shall have the right to have a representative present at all times of any inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of the Parent Parties.

(b)           the KM Parties hereby agree to defend, indemnify and hold harmless each of the Parent Indemnified Parties from and against any and all Liabilities attributable to personal injury, death or physical property damage, or violations of Parent’s or its Affiliate’s rules, regulations or operating policies of which the KM Parties or the KM Parties’ representatives and advisors had been informed, in each case arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by the KM Parties or any KM Parties’ representative or advisor with respect to the Eagle Ford Assets or Eagle Ford Business prior to Closing, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A

MEMBER OF THE PARENT INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE PARENT INDEMNIFIED PARTIES.

(c)           The KM Parties shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement, dated October 5, 2010, by and among Parent, HS and JVP Parent.

6.3           Regulatory Filings; Consents.  The KM Parties and the Parent Parties shall each use, and shall cause their respective Affiliates to use, all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals and to give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and the Transaction Documents to which it is a party and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings with respect to the transactions contemplated by this Agreement, provided that, except as specifically provided in this Section 6.3, such assistance shall not be deemed to require an expenditure of money by the KM Parties with respect to consent or approval required to be obtained by Parent Parties or their Affiliates.  In the event any Governmental Authority issues any order, writ, injunction or decree that prohibits or restrains a Party from consummating the transactions contemplated hereby, such Party shall, and shall cause each of its Affiliates to, use its reasonable best efforts to have such order, writ, injunction or decree lifted as soon as practicable.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement shall require the KM Parties, HS, Parent or any of their respective Affiliates to enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking whether prior to or after the Closing Date, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations.

6.4           Further Assurances; Haynesville Records.

(a)           Upon the request of JVP or KEG, on the one hand, or Parent, on the other hand, at any time on or after the Closing Date, the other Party shall, or if requested shall cause its Affiliate to, promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request in order to effectuate the purposes of this Agreement (including the Contribution and the purchase and sale of the Newco Shares and KinderHawk Shares) or any of the Transaction Documents or to vest in Newco all right, title and interest in and to the Eagle Ford Assets, free and clear of all Liens (except Permitted Liens).

(b)           Immediately upon Closing, the Parent Parties shall, and shall cause their Affiliates to, grant the KM Parties access to the Haynesville Records, and within fifteen days after the Closing Date, the Parent Parties shall, and cause their Affiliates to, deliver the Haynesville Records (including all copies thereof held by the Parent Parties or their

Affiliates) and any other Haynesville Asset currently in the possession of HS or any of its Affiliates.

6.5           Publicity.  Neither the KM Parties nor the Parent Parties shall issue any press release or similar public announcement pertaining to this Agreement or the Transaction Documents the transactions contemplated hereby or thereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as reasonably determined by the Party issuing such press release or making such public announcement, in which case such issuing or announcing party shall provide at least twenty-four (24) hours prior notice of such press release or public announcement to the other Party for review and comment; provided, in the case of any press release or public announcement by Parent or JVP Parent or any related filing under the Exchange Act that is issued, made or filed in connection with signing of this Agreement and the Closing, Parent or JVP Parent shall be permitted to issue or make its press release, public announcement and related filings under the Exchange Act if it provides a copy of such press release or filing or the substance of such announcement in substantially final form for review and comment by JVP Parent or Parent, as the case may be, at least twenty-four (24) hours prior to such public release or announcement or filing.

6.6           Employee Matters.

(a)           Except as otherwise provided by this Agreement, for a period of eighteen months beginning as of the date of this Agreement, each of JVP and KEG agrees that neither it nor any of its Affiliates will, without the prior written consent of Parent, solicit to hire or hire (or cause or seek to cause to leave the employ of Parent or any of its Affiliates) any person who is an employee of Parent or any of its Affiliates; provided, however, that (i) the foregoing provision will not prevent JVP, KEG or any of their respective Affiliates from hiring any such person (x) who has been terminated by Parent or any of its Affiliates, (y) who has not been employed by Parent or any of its Affiliates during the six preceding calendar months, or (z) who seeks employment with JVP, KEG or any of their respective Affiliates as a result of activities described in clause (ii) of this paragraph, or who otherwise seeks such employment without solicitation by JVP, KEG or any of their respective Affiliates, and (ii) a bona fide public advertisement or general solicitation for employment placed by JVP, KEG or any of their respective Affiliates and not specifically targeted at employees of Parent or any of its Affiliates shall not constitute a solicitation under this Agreement.

(b)           Except as otherwise provided by this Agreement or with respect to the persons set forth on Schedule 6.6(b) or the KinderHawk Employee List (defined in clause (c) below), for a period of eighteen months beginning as of the date of this Agreement, HS agrees that neither HS nor any of its Affiliates will, without the prior written consent of JVP, solicit to hire or hire (or cause or seek to cause to leave the employ of JVP or any of its Affiliates) any person who is an employee of JVP or any of its Affiliates; provided, however, that (i) the foregoing provision will not prevent HS or any of such Affiliates of HS from hiring any such person (x) who has been terminated by JVP or any of its Affiliates, (y) who has not been employed by JVP or any of its Affiliates during the six preceding calendar months, or (z) who seeks employment with HS or any of such Affiliates of HS as a result of activities described in clause (ii) of this paragraph, or who otherwise seeks such employment without solicitation by HS or any of such Affiliates of HS, and (ii) a bona fide public advertisement or general solicitation for employment placed by HS or any of such Affiliates of HS and not specifically targeted at employees of JVP or any of its Affiliates shall not constitute a solicitation under this Agreement.

(c)           At least ten Business Days prior to the Closing Date, the KM Parties shall deliver to the Parent Parties a list of no more than five (5) KinderHawk employees (other than Rich DiMichelle and David Johnson who will be employed by the Parent Parties immediately following the Closing) that will be terminated by KinderHawk immediately following the Closing (the “KinderHawk Employee List”).  KinderHawk and the Parent Parties shall each bear fifty percent (50%) of the severance and other costs associated with such termination; provided, that, such severance costs do not exceed the amount that such employees would have been entitled to receive if they were employees of the Parent Parties.

(d)           The provisions in this Section 6.6 are intended for the sole benefit of the Parent Parties, the KM Parties and, after the Closing, Newco, and shall not inure to the benefit of any other entity or person (other than permitted assigns of the Parties hereto) either as a third party beneficiary or otherwise.

6.7           Supplementation and Amendment of Schedules; Notification of Certain Events.

(a)           At any time on or prior to the Closing Date, the Parent Parties shall amend and supplement all Schedules of the Parent Parties under Article 4 to include reference to any matter relating to the Parent Parties, the Eagle Ford Assets, the Eagle Ford Business, the Haynesville Assets or the Haynesville Business which first arises or occurs after the date of this Agreement and does not result from the breach of any covenant or agreement of any Parent Party under Article 6 (the “Post-Signing Matters”), each such amendment and supplement to be delivered to the KM Parties as soon as reasonably practicable after any Parent Party has Knowledge of such matter.  The matters included in any such amendment or supplement, if any, (the “Post-Signing Schedule Updates”) shall be given effect to update any representation and warranty related to such matters for purposes of the indemnification obligations contained in Article 10 of this Agreement unless the Liabilities relating to such matters exceeds the Deductible Amount, in which event the KM Indemnified Parties shall have the right to indemnification with respect to all such matters, on the terms and subject to the conditions set forth in Article 10 of this Agreement.  If the matters disclosed in any such supplement or amendment (i) would permit the KM Parties to terminate this Agreement pursuant to Section 9.1(c)(1) and (ii) the KM Parties do not do so and the Closing shall occur, then the KM Parties shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article 10 hereof, with respect to any and all matters disclosed pursuant to any Post-Signing Schedule Updates.

(b)           Other than with respect to Post-Signing Schedule Updates provided pursuant to Section 6.7(a), each of the Parties shall notify the other Parties, as promptly as practicable, upon having Knowledge that (i) any representation or warranty in this Agreement made by such Party is untrue or inaccurate in any respect, (ii) any material failure on the part of such Party or comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder or (iii) the institution of or the threat of institution of any Proceeding against such Party or its Affiliates related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.7(b) shall not limit or otherwise affect the representations or warranties set forth herein, the remedies available hereunder to any Party, or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement.

6.8           HS Marks.  The trademarks, trade names and trade dress of HS, the words “Hawk Field Services” and “Petrohawk,” and derivatives and variations thereof (collectively, the “HS Marks”) appear on some of the Eagle Ford Assets, including on signs at the offices, and on supplies, materials, stationary, brochures, advertising materials, manuals and similar consumable items owned or used by HS and its members.  The KM Parties acknowledge and agree that neither them nor Newco have, nor upon consummation of the transactions contemplated by this Agreement or any of the Transaction Documents, will JVP, KEG or Newco have, any title or ownership in the HS Marks, any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof.  The Parent Parties acknowledge that the HS Marks are used in the operation of the Eagle Ford Business, including as described above.  As of the Closing, the Parent Parties shall grant, or cause to be granted, to Newco, and Newco shall accept, a royalty-free license to use the HS Marks solely in the operation of the Eagle Ford (collectively, the “Newco Permitted Marks Business”) in a form and manner consistent with the way such HS Marks were utilized prior to Closing in the Eagle Ford Business, which license shall continue until the earlier of (i) 120 days prior written notice by Parent to Newco of its intent to terminate such license or (ii) the Parent Parties ceases to own a majority equity interest in Newco.  The Parties acknowledge and agree that Newco will not seek to register the HS Marks (in any form) or to register or utilize any other trademarks, trade names or trade dress confusingly similar thereto.

6.9           Nonassignable Contracts and Permits.  In the case of any Eagle Ford Assets constituting Contracts or Permits that are not by their terms assignable or that require the consent of a Third Party in connection with the transfer by HS (including Eagle Ford Rights-of-Way and Eagle Ford Surface Rights Agreements), with respect to the Contribution, the Parent Parties will use their reasonable commercial efforts to obtain or cause to be obtained in writing prior to the Contribution Date any consents necessary to convey the benefits thereof (except for consents customarily obtained after closing in comparable transactions and as agreed by the Parties), and if such consents are not obtained, the applicable Contracts or Permits will be deemed not to have been transferred as of the Contribution Date.  If the consent of any Third Party is not obtained prior to the Contribution Date and the Closing occurs notwithstanding the failure to obtain such consent, the applicable Contract or Permit shall not be assigned to Newco, the Parent Parties will continue to hold such Contract or Permit in trust for the benefit of Newco, and the Parent Parties will continue to use its commercially reasonable efforts to obtain all of such consents promptly.  Parent Parties shall be responsible for the costs incurred in connection with its efforts to obtain the necessary consents.  The KM Parties will assist the Parent Parties in such manner as may be reasonably requested in connection with the foregoing, including by participating in discussions and negotiations with all persons or entities with the authority to grant or withhold such consent, provided, however, that, such assistance will not be deemed to require any expenditure of money on the part of the KM Parties, whether before or after the Closing Date.  During such period in which the applicable Contract or Permit is not capable of being assigned to Newco due to the failure to obtain any required consent, the Parent Parties will make or cause to be made such arrangements as shall be acceptable to KEG and sufficient to enable Newco to receive all the economic benefits and other appropriate rights and benefits under such Contract or Permit accruing on and after the Effective Time.

6.10         Control of Business.  Notwithstanding anything in this Agreement to the contrary, the KM Parties acknowledge on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns that the operation of the Eagle Ford Business remains in the dominion and control of the Parent Parties until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of the Company, except as specifically contemplated or permitted by this Agreement or as otherwise consented to in advance by Parent.

6.11         Termination of Contracts with Affiliates.  Each of the Contracts, liabilities and obligations set forth on Schedule 6.11 shall be terminated immediately prior to the Closing and the parties to such Contracts shall execute releases reasonably requested by JVP or HS.

6.12         No Shop.

(b)           The Parent Parties and their Affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease and cause to be terminated any discussions or negotiations with any Persons with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition.  From the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with Article 9, the Parent Parties shall not, and shall not authorize or permit any of their Affiliates or any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers with or from or provide any non-public information to any Person or group of Persons (other than the KM Parties and their respective Affiliates) concerning any Third Party Acquisition or any inquiry, proposal or offer which may lead to a Third Party Acquisition.

(c)           From the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with Article 9, the Parent Parties shall not enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Alternative Acquisition Agreement”) constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.

(d)           For the purposes of this Agreement, “Third Party Acquisition” shall mean the acquisition by any means, directly or indirectly, in one or a series of related transactions, of all or any part of (i) the Eagle Ford Business and/or the Eagle Ford Assets (other than any sale, lease or disposition permitted under Section 6.1(b)(v)), or (ii) the KinderHawk Shares, including by purchase, merger, consolidation, business combination or otherwise by any Person or group of Persons other than the KM Parties or any Affiliate thereof; provided that a transaction regarding the sale or change of Control of Parent shall not be deemed a Third Party Acquisition.

(e)           From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with Article 9, the Parent Parties promptly, and in any event within forty-eight (48) hours of receipt, shall advise the KM Parties in writing in the event any Parent Party or any of its Affiliates or representatives receives any request for waiver of a standstill agreement with respect to, or any proposal for, a Third Party Acquisition, together with the terms and conditions of such proposal or request including the proposed buyer and a copy of any written documentation delivered to any Parent Party or its representatives in connection therewith.  The Parent Parties shall keep the KM Parties informed in all material respects on a timely basis of the status and material details (including, within forty-eight (48) hours after the occurrence of any material amendment or modification) of any such proposal or request, including all material developments with respect to any such proposal or request.

(f)            The Parent Parties shall promptly inform their representatives, and shall cause their Affiliates promptly to inform their respective representatives of the obligations under this Section 6.12.

6.13         Effect of KinderHawk Board Meetings.  Notwithstanding any provision contained in this Agreement to the contrary, (a) the Parent Parties shall have no liability for any Liabilities suffered or incurred by any KM Indemnified Party resulting from or arising out of any breach or inaccuracy of the representations and warranties of the Parent Parties set forth in Section 4.5, Section 4.8 (to the extent related to the Haynesville Business, Haynesville Assets or KinderHawk), Section 4.11 (to the extent related to the Haynesville Business, Haynesville Assets or KinderHawk) and Section 4.22 and (b) any such breach or inaccuracy shall be disregarded in determining if the conditions set forth in Section 7.1(a) are satisfied, in each case, if such breach or inaccuracy (i) was described in materials distributed to the Board of Directors of KinderHawk prior to the date of this Agreement (ii) was specifically addressed in a meeting of the Board of Directors of KinderHawk prior to the date of this Agreement or (iii) solely in the case of any breach or inaccuracy of the representations and warranties of the Parent Parties set forth in Section 4.5(c), Section 4.11(a)(xvi) or the third sentence of Section 4.11(b), was a breach or inaccuracy of which the KM Parties had Knowledge on or prior to the date of this Agreement.  In addition, if after the date of this Agreement and on or prior to the Closing, the KM Parties have Knowledge of any Post-Signing Matters as it relates to the representations, warranties, covenants or agreement of the Parent Parties set forth in Section 4.5(c), Section 4.11(a)(xvi), the third sentence of Section 4.11(b), or Section 11.2, for purposes of this Agreement such Post-Closing Matters shall be treated and have the same effect as if they constituted Post-Signing Updates pursuant to Section 6.7(a).

6.14         Pre-Closing HS KinderHawk Capital Contributions.  Notwithstanding Article III of the KinderHawk LLC Agreement, each of JVP and KinderHawk acknowledges and agrees that HS shall have no obligation to pay or otherwise fund the capital call for Necessary Funds made in the calendar month immediately preceding the Closing Date pursuant to Section 3.03(b), (c) and (d) of the KinderHawk LLC Agreement (collectively the “HS Released Contribution

Requirement”) and hereby waives and releases HS from any obligation with respect to such payment or funding.  At the request of HS, at any time on or after the Closing Date, JVP and KinderHawk shall promptly execute and deliver such further agreements or other documents as reasonably requested by HS to evidence their agreement, waiver and release of HS with respect to any obligation by HS to pay or otherwise fund the HS Released Contribution Requirement.

6.15         KinderHawk Office Lease.  Subject to obtaining the necessary consents described below, the Parties agree that on or prior to December 31, 2011, KinderHawk shall assign, and the Parent Parties (or their designee) shall assume, the KinderHawk Office Lease.  The Parties each agree to cooperate and take all action reasonably necessary to obtain the consent of the landlord or any other party necessary to effect the assignment and assumption of the KinderHawk Office Lease.

6.16         Supplement to Exhibit A-1.  Within thirty (30) days following the date of this Agreement, HS shall supplement Exhibit A-1 to this Agreement by adding to such exhibit (a) the location of the real estate subject to the Eagle Ford Surface Rights Agreements, and (b) the location of metering, interconnecting and treatment facilities.

ARTICLE 7

CONDITIONS TO CLOSING

7.1           Conditions to the Obligation of the KM Parties.  The obligations of the KM Parties to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the KM Parties:

(a)           The representations and warranties of the Parent Parties set forth in this Agreement shall be true and correct (in each case, without giving effect to any materiality standard or Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date except (i) to the extent that the failure of such representations or warranties other than the HS Fundamental Representations to be true and correct would not, individually or in the aggregate, result in a HS Material Adverse Effect and (ii) for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects and as such specific date or time; provided that neither satisfaction of this condition nor completion of Closing will affect the KM Parties’ rights under Article 10, except as otherwise set forth in Section 6.7(a).  The Parent Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing.  HS shall have delivered to the KM Parties a certificate, dated as of the Closing Date and signed by an authorized officer of HS, confirming the foregoing matters set forth in this Section 7.1(a) (the “HS Closing Certificate”).

(b)           The Parent Parties shall have delivered to the KM Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of Section 3.2 and each such document, certificate or other instrument to which a Person other than HS is a party shall have also delivered a duly executed counterpart of such document, certificate or other instrument.

(c)           All the consents and approvals of any Governmental Authority set forth on Schedule 7.1(c) and required to be obtained by the Parent Parties for the consummation of the transactions contemplated in this Agreement shall have been made and obtained and fully executed copies of such consents and approvals shall have been delivered to the KM Parties.

(d)           The Parent Credit Facility shall have been amended, or the requisite lenders thereunder shall have provided a consent or waiver, to the effect that all the transactions contemplated hereby shall be permitted by the terms of such Parent Credit Facility and are not in violation thereof, and a fully executed copy of such amendment, consent or waiver shall have been delivered by the Parent Parties to the KM Parties.

(e)           The consents of any Person not a Party hereto, other than any Governmental Authority, set forth on Schedule 7.1(e) and required to be obtained by the Parent Parties for the consummation of the transactions contemplated in this Agreement (including the Contribution) shall have been obtained, and fully executed copies of such consents shall have been delivered to the KM Parties.

(f)            No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition initiated by a Third Party or Governmental Authority preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

(g)           There shall not exist a HS Material Adverse Effect.

(h)           Subject to Section 6.9, the Contribution shall have been consummated on terms and conditions reasonably satisfactory to JVP and fully executed copies of the Contribution Documents shall have been delivered to Purchaser.

7.2           Conditions to the Obligation of the Parent Parties.  The obligation of the Parent Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Parent Parties:

(a)           The representations and warranties of the KM Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard) as of the date of this Agreement and on the Closing Date as if made on such date except (i) to the extent that the failure of such representations or warranties to be true and correct would not, individually, or in the aggregate, result in a KM Material Adverse Effect and (ii) for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects and as such specific date or time.  The KM Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.  Each of the KM Parties shall have delivered to the Parent Parties a certificate, dated as of the Closing Date and signed by an authorized officer of such entity, confirming the foregoing matters set forth in this Section 7.2(a) (the “KM Closing Certificate”).

(b)                                 The KM Parties shall have delivered to the Parent Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of Sections 3.3, and each such document, certificate or other instrument to which a Person other than the KM Parties is a party shall have also delivered a duly executed counterpart of such document, certificate or other instrument.

(c)                                  All consents and approvals of any Governmental Authority required to be obtained by the KM Parties for the consummation of the transactions contemplated in this Agreement shall have been obtained, and fully executed copies of such consents shall have been delivered to Parent.

(d)                                 The consents of any Person not a party hereto, other than any Governmental Authority required to be obtained by the KM Parties for the consummation of the transactions contemplated in this Agreement shall have been obtained, and fully executed copies of such consents shall have been delivered to Parent.

(e)                                  No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition initiated by a Third Party or Governmental Authority preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

(f)                                    HS shall have received a cash distribution from KinderHawk in an amount equal to HS’ proportionate share of Net Distributable Cash (as defined in the KinderHawk LLC Agreement) for the calendar month immediately preceding the month of Closing pursuant to Section 3.09(b) of the KinderHawk LLC Agreement.

ARTICLE 8

TAX MATTERS

8.1                                 Tax Treatment.  For purposes of U.S. federal income taxation (and any state income tax laws that incorporate or follow U.S. federal income tax principles), the Parties will report the purchase and sale of the Newco Shares and the KinderHawk Shares as follows:

(a)                                  With respect to the purchase and sale of the Newco Shares, in accordance with Situation 1 of Rev. Rul. 99-5, 1991-1 C.B. 434.  Specifically, as a purchase by KEG from HS (or Parent if HS is a disregarded entity of Parent) of a 25% interest in each of the Eagle Ford Assets and an assumption of 25% of each of the Assumed Liabilities, followed by (i) a contribution by HS (or Parent if HS is a disregarded entity of Parent) of 75% of the Eagle Ford Assets and 75% of the Assumed Liabilities to Newco in exchange for an ownership interest in Newco, and (ii) a contribution by KEG of 25% of the Eagle Ford Assets and 25% of the Assumed Liabilities to Newco in exchange for an ownership interest in Newco.

(b)                                 With respect to the purchase and sale of the KinderHawk Shares, in accordance with Situation 1 of Rev. Rul. 99-6, 1999-1 C.B. 432.  Specifically, as a termination of KinderHawk under Code Section 708(b)(1)(A), as a sale by HS (or Parent if HS is a disregarded entity of Parent) of HS’s ownership interest in KinderHawk, and as a purchase by JVP of the portion of the KinderHawk assets and an assumption of the portion of KinderHawk liabilities deemed to have been distributed to HS (or Parent if HS is a disregarded entity of Parent) in liquidation of HS’s ownership interest in KinderHawk.

8.2                                 Allocation of Purchase Price.  For purposes of U.S. federal income taxation (and any state income tax laws that incorporate or follow U.S. federal income tax principles), the Parent Parties and the KM Parties agree that Purchase Price (together with any assumed liabilities) shall be allocated among the Eagle Ford Assets and the KinderHawk Assets deemed purchased by the KM Parties in accordance with their relative fair market values.  As promptly as practicable after the Closing Date, and in any event not later than 45 days after the Closing Date, the KM Parties shall prepare and deliver to Parent a schedule (the “Allocation Schedule”) that sets forth its good faith determination of the manner in which the Purchase Price (together with any assumed liabilities) should be allocated among such assets in accordance with Code Section 1060.  If, within 30 calendar days following the date of receipt of the Allocation Schedule from the KM Parties, Parent does not dispute the determination made by the KM Parties, then the Allocation Schedule proposed by the KM Parties shall be final, binding and conclusive upon the Parties for purposes of this Agreement.  If Parent disagrees in good faith with the determination made by the KM Parties, then, within 30 calendar days following the date of receipt of the Allocation Schedule from the KM Parties, Parent shall notify the KM Parties of such disagreement in writing in a manner similar to that for providing a Notice of Disagreement as described in Section 2.2(b) of the Haynesville Contribution Agreement, and the disagreement shall be resolved in accordance with procedures similar to those set forth in Section 2.2(b) of the Haynesville Contribution Agreement.  The final Allocation Schedule resulting from the foregoing procedure shall be considered the “Allocation Schedule” for purposes of this Agreement.  The Allocation Schedule shall be updated to reflect any adjustments to the Purchase Price pursuant to the terms and conditions of this Agreement.  The allocation of the Purchase Price pursuant to the Allocation Schedule shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) (or similar state or local form), which form shall be timely filed separately by the KM Parties and Parent with the Internal Revenue Service (or other applicable Governmental Authority).  For purposes of U.S. federal income taxation (and any state income tax laws that incorporate or follow U.S. federal income tax principles), each Party agrees not to take any position inconsistent with the allocations set forth in the Allocation Schedule unless required by applicable Law or with the prior written consent of the other Party.

8.3                                 Liability for Taxes Related to Eagle Ford Assets.

(a)                                  The Parent Parties shall be liable for, and shall indemnify and hold Newco, KEG and KEG’s Affiliates harmless from any Taxes, together with any Liabilities, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (collectively, “Tax Losses”), attributable to (i) ownership and operation of the Eagle Ford Assets for taxable periods ending on or before the Closing Date (“Eagle Ford Pre-Closing Tax Period”), (ii) ownership and operation of the Eagle Ford Assets for taxable periods beginning before and ending after the Closing Date (each a “Eagle Ford Straddle Period”) that are allocable to the portion thereof through the Closing Date, and (iii) a breach by the Parent Parties of any representation, warranty or covenant with respect to Taxes in this Agreement (including Section 4.7 or the representations made in the certificate delivered on the Closing Date pursuant to Section 3.2(f)).

(b)                                 In the case of an Eagle Ford Straddle Period, Taxes shall be apportioned between the Parent Parties and Newco.  In the case of any Tax other than Taxes based upon or related to income, receipts, expenses, or other transactional matters (e.g., ad valorem property Taxes), the portion of such Tax attributable to the portion of the taxable period through the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending as of the Closing Date and the denominator of which is the number of days in the entire taxable period.  In the case of any Tax based upon or related to income, receipts, expenses, or other transactional matters, the portion of such Tax attributable to the portion of the taxable period through the Closing Date shall be deemed equal to the amount which would be payable if the relevant taxable period ended as of the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the portion of the period ending as of the Closing Date and the portion of the period beginning after the Closing Date in proportion to the number of days in each such period.  Upon the receipt by Newco or any Party of any bill with respect to ad valorem or similar Taxes for an Eagle Ford Straddle Period, Newco or the receiving Party, as the case may be, shall promptly provide such bill or a copy thereof to the non-receiving Parties.  The Parties and Newco shall thereafter cooperate with each other in determining their respective portions of any such bills.  Newco shall be responsible, as between Newco and the Parent Parties, for payment of the total amount of ad valorem property Taxes owed with respect to any Eagle Ford Straddle Period.  The Parent Parties shall pay to Newco the portion of any such Taxes for which the Parent Parties are liable hereunder promptly upon determination of the amount of such portion in the manner contemplated herein.

(c)                                  If any of Newco, KEG, or any of KEG’s Affiliates receives a refund of any Taxes that the Parent Parties are responsible for hereunder, or if any of the Parent Parties, KEG, or any of KEG’s Affiliates receives a refund of any Taxes that Newco is responsible for hereunder, the Party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the Party who has responsibility for such Taxes hereunder.  KEG and the Parent Parties shall, and shall cause Newco and their Affiliates to, cooperate in order to take all necessary steps contemplated hereunder.

8.4                                 Tax Returns Related to the Eagle Ford Assets.

(a)                                  The Parent Parties shall timely prepare or cause to be prepared and timely file or cause to be filed all Tax Returns with respect to ownership and operation of the Eagle Ford Assets for all Eagle Ford Pre-Closing Tax Periods.  Such Tax Returns shall be prepared in a manner consistent with the past custom and practice of the Parent Parties with respect to the preparation of such Tax Returns.

(b)                                 Newco shall timely prepare or cause to be prepared and timely file or cause to be filed all Tax Returns with respect to ownership and operation of the Eagle Ford Assets for all Eagle Ford Straddle Periods.  To the extent consistent with applicable Law and the facts, such Tax Returns shall be prepared in a manner consistent with the past custom and practice of the Parent Parties with respect to the preparation of such Tax Returns.

8.5                                 Liability for Taxes Related to KinderHawk.

(a)                                  The Parent Parties shall be liable for, and shall indemnify and hold KinderHawk, JVP and JVP’s Affiliates harmless from any Tax Losses, (i) imposed on or incurred by KinderHawk for taxable periods ending on or before the Closing Date (“KinderHawk Pre-Closing Tax Period”), (ii) imposed on or incurred by KinderHawk for taxable periods beginning before and ending after the Closing Date (each a “KinderHawk Straddle Period”) that are allocable to the portion thereof through the Closing Date, and (iii) a breach by the Parent Parties of the representations made in the certificate delivered on the Closing Date pursuant to Section 3.2(e)); provided, that with respect to the indemnification obligation of the Parent Parties under this Section 8.5, (A) the Parent Parties shall be obligated to indemnify KinderHawk, JVP and JVP’s Affiliates for fifty percent (50%) of such Tax Losses and (B) such indemnification obligation shall be net of any Taxes previously paid by KinderHawk or otherwise accrued in calculating the amount of distributions payable to the members pursuant to Section 3.09 of the KinderHawk LLC Agreement with respect to the applicable Taxes for the applicable KinderHawk Pre-Closing Tax Period or KinderHawk Straddle Period.

(b)                                 In the case of a KinderHawk Straddle Period, Taxes shall be apportioned between the Parent Parties and KinderHawk.  In the case of any Tax other than Taxes based upon or related to income, receipts, expenses, or other transactional matters (e.g., ad valorem property Taxes), the portion of such Tax attributable to the portion of the taxable period through the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending as of the Closing Date and the denominator of which is the number of days in the entire taxable period.  In the case of any Tax based upon or related to income, receipts, expenses, or other transactional matters, the portion of such Tax attributable to the portion of the taxable period through the Closing Date shall be deemed equal to the amount which would be payable if the relevant taxable period ended as of the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the portion of the period ending as of the Closing Date and the portion of the period beginning after the Closing Date in proportion to the number of days in each such period.  Upon the receipt by KinderHawk or any Party of any bill with respect to ad valorem or similar Taxes for a KinderHawk Straddle Period, KinderHawk or the receiving Party, as the case may be, shall promptly provide such bill or a copy thereof to the non-receiving Parties.  The Parties and KinderHawk shall thereafter cooperate with each other in determining their respective portions of any such bills.  KinderHawk shall be responsible, as between KinderHawk and the Parent Parties, for payment of the total amount of ad valorem property Taxes owed with respect to any KinderHawk Straddle Period.  The Parent Parties shall pay to KinderHawk the portion of any such Taxes for which the Parent Parties are is liable hereunder promptly upon determination of the amount of such portion in the manner contemplated herein.

(c)                                  If any of KinderHawk, JVP, or any of JVP’s Affiliates receives a refund of any Taxes that the Parent Parties are responsible for hereunder, or if any of the Parent Parties, JVP, or any of JVP’s Affiliates receives a refund of any Taxes that

KinderHawk is responsible for hereunder, the Party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the Party who has responsibility for such Taxes hereunder.  JVP and the Parent Parties shall, and shall cause KinderHawk and their Affiliates to, cooperate in order to take all necessary steps contemplated hereunder.

8.6                                 Tax Returns Related to KinderHawk.

(a)                                  KinderHawk shall timely prepare or cause to be prepared and timely file or cause to be filed all Tax Returns with respect to KinderHawk for all KinderHawk Pre-Closing Tax Periods.  Such Tax Returns shall be prepared in a manner consistent with the past custom and practice of KinderHawk with respect to the preparation of such Tax Returns.

(b)                                 KinderHawk shall timely prepare or cause to be prepared and timely file or cause to be filed all Tax Returns with respect to KinderHawk for all KinderHawk Straddle Periods.  To the extent consistent with applicable Law and the facts, such Tax Returns shall be prepared in a manner consistent with the past custom and practice of KinderHawk with respect to the preparation of such Tax Returns.

(c)                                  KinderHawk shall (and JVP shall cause KinderHawk to) provide the Parent Parties with a reasonable opportunity to review and comment on each Tax Returns prepared pursuant to this Section 8.6 prior to filing (and in any event not less than 30 days), and shall make such changes to such Tax Returns as the Parent Parties may reasonably request.  KinderHawk shall (and JVP shall cause KinderHawk to) furnish the Parent Parties with all information reasonably requested by the Parent Parties in order to allow the Parent Parties to complete such review.

8.7                                 Transfer Taxes.  All transfer, documentary, vehicle, sales, use, stamp, registration, recording, filing and other similar Taxes and fees (the “Transfer Taxes”) arising out of or in connection with the Contribution shall be borne 75% by the Parent Parties and 25% by the KM Parties.  All other Transfer Taxes shall be borne by the Parent Parties.  The Party required to do so by applicable Law shall timely prepare and file or cause to be prepared and filed all Tax Returns it is required by applicable Law to file with respect to Transfer Taxes.  If required by applicable Law, the other party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  The Parties shall, upon request, use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

8.8                                 Conflict.  In the event of a conflict between the provisions of this Article 8 and any other provisions of this Agreement, the provisions of this Article 8 shall control.

8.9                                 Tax Effect of Adjustments.  Any payments under this Article 8 or under Articles 10 or 11 following the Closing shall, to the greatest extent possible, be treated for all Tax purposes as adjustments in the Purchase Price.

ARTICLE 9

TERMINATION

9.1                                 Events of Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)                                  by mutual written consent of the KM Parties and Parent;

(b)                                 by the KM Parties or Parent, in writing delivered to the other Party after September 30, 2011 (the “Termination Date”), if the Closing has not occurred by such date, provided that as of such date the terminating Party is not in default in any material respect of its covenants and obligations under this Agreement;

(c)                                  by the KM Parties or Parent, in writing delivered to the other Party, without prejudice to other rights and remedies that the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, and have not failed or refused to close without justification hereunder), if with respect to the other Party (i) there shall be a breach of any representation or warranty of such other Party that would cause a failure of the condition set forth in Section 7.1(a) or 7.2(a), as applicable, or (ii) there shall be a breach by such other Party of any of its covenants or agreements that would cause a failure of the condition set forth in Section 7.1(a) or Section 7.2(a), as applicable; provided, however, that in the case of clauses (i) or (ii), the defaulting Party shall have a period of thirty (30) days following written notice from the non-defaulting Party to cure any breach of this Agreement, if such breach is curable;

(d)                                 by the KM Parties or Parent, in writing delivered to the other Party, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the non-terminating Party, which prohibits or restrains such party from consummating the transactions contemplated hereby, provided that the Parties shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry by any such Governmental Authority;

(e)                                  by the KM Parties, in writing delivered to Parent, if any of the conditions set forth in Section 7.1 have become incapable of fulfillment prior to the Termination Date, and have not been waived in writing by the KM Parties; or

(f)                                    by Parent, in writing delivered to the KM Parties, if any of the conditions set forth in Section 7.2 have become incapable of fulfillment prior to the Termination Date, and have not been waived in writing by Parent.

9.2                                 Effect of Termination.  If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 9.1, then, except for the provisions of Sections 1.1, 1.2, 4.19, 4.21, 4.23, 5.4, 5.6, 5.9, 6.2(b), this Section 9.2, 9.3, 9.4 and Article 12, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder; provided, however, that in the event this Agreement is terminated pursuant to Section 9.1(c), the non-breaching Party or Parties shall be entitled to recover as its or their sole and exclusive remedy hereunder its or their reasonable out-of-pocket costs incurred in connection with the transactions contemplated by this Agreement in an amount not to exceed $2,000,000 for all such non-breaching Parties; provided further, that, in the event of a willful or intentional breach, the non-breaching Party or Parties shall be entitled to exercise all remedies available at Law or in equity.

9.3                                 Return of Documentation and Confidentiality.  Upon termination of this Agreement, the KM Parties shall destroy or return to HS all title, financial, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by the Parent Parties, their Affiliates or their respective representatives or to the KM Parties, their Affiliates or their respective representatives or prepared by or on behalf of the KM Parties, their Affiliates or their respective representatives in connection with its due diligence investigation of the Eagle Ford Assets and Eagle Ford Business, and an officer of each of the KM Parties shall certify as to the return or destruction of such material to HS in writing, provided that the KM Parties and their legal counsel shall be entitled to retain in its corporate records a copy of board papers, reports to management and other documentation prepared in connection with its decision to enter into the transaction, the conduct thereof, and the termination thereof and its pursuit of claims in the event of a breach of this Agreement, so long as it maintains the confidentiality thereof in accordance with the Confidentiality Agreement.

9.4                                 Effects of Termination on Certain Agreements.  If this Agreement is terminated in accordance with Section 9.1 or otherwise for any reason other than termination by the KM Parties under Section 9.1(c) as a result of a willful and intentional material breach of this Agreement by the Parent Parties, then thereafter, (i) the KM Parties acknowledge and agree that in accordance with the terms of the Condensate Transportation Agreement, the Committed Volume (as defined in the Condensate Transportation Agreement) shall not exceed 25,000 barrels per day and (ii) each of JVP and KinderHawk acknowledges and agrees that HS shall have the right to sell, transfer or otherwise dispose of the KinderHawk Shares to any Person subject only to the restrictions set forth in the following provisions of the KinderHawk LLC Agreement: (A) clauses (ii) through (v) of Section 7.01(a), (B) Section 7.01(b), (C) Section 7.01(c), (D) Section 7.02, and (E) Section 7.03(c), and not any of the restrictions set forth in Sections 7.03 (other than Section 7.03(c)) or 7.04 of the KinderHawk LLC Agreement.  At the request of the Parent Parties or their Affiliates, the KM Parties shall execute and deliver (and if necessary, cause their respective Affiliates to execute and deliver) such further agreements or other documents as reasonably requested by the Parent Parties or their Affiliates to evidence the agreement of the KM Parties and their Affiliates (including Kinder Morgan Crude & Condensate LLC) to the matters set forth in this Section 9.4.

ARTICLE 10

INDEMNIFICATION

10.1                           Indemnification of the KM Parties.  Subject to the limitations set forth in this Agreement, the Parent Parties, jointly and severally, from and after the Closing Date, shall indemnify, defend and hold the KM Parties and their Affiliates and their respective security holders, directors, officers, and employees (including Newco and KinderHawk) (collectively the “KM Indemnified Parties”) harmless from and against any and all Liabilities suffered or incurred by any KM Indemnified Party or Newco as a result of or arising out of (a) any inaccuracy or breach of a representation or warranty of the Parent Parties in this Agreement (without giving effect to any materiality or material adverse effect qualifier set forth therein, other than the

Excluded Materiality Matters for which such qualifiers shall be given effect, but after giving effect to any Post-Signing Schedule Updates to the extent provided in Section 6.7(a)), (b) any breach or nonperformance of any agreement or covenant on the part of the Parent Parties made under this Agreement and which is required to be performed by the Parent Parties prior to or after the Closing, (c) the Excluded Assets, or (d) the Excluded Liabilities; provided, that (x) with respect to the indemnification obligation of any Parent Party under this Article 10 relating to any Liabilities that are suffered or incurred by Newco, the Parent Parties shall be obligated to indemnify such KM Indemnified Party (other than Newco) for twenty-five percent (25%) of such Liability, and (y) with respect to the indemnification obligation of any Parent Party under this Article 10 relating to any Liabilities that are suffered or incurred by KinderHawk or that otherwise relate to the Haynesville Business, the Parent Parties shall be obligated to indemnify KinderHawk or such other KM Indemnified Party for fifty percent (50%) of such Liability (other than with respect to clause (e) of this Section 10.1, which indemnity obligation of the Parent Parties shall be 100%).

10.2                           Indemnification of the Parent Parties.

(a)                                  Subject to the limitations set forth in this Agreement, the KM Parties, jointly and severally, shall, from and after the Closing Date, indemnify, defend and hold the Parent Parties, their Affiliates, and their respective security holders, directors, officers, and employees (including Newco) (collectively, the “Parent Indemnified Parties”) harmless from and against any and all Liabilities suffered or incurred by the Parent Indemnified Parties as a result of or arising out of (i) any inaccuracy or breach of a representation or warranty of the KM Parties in this Agreement, or (ii) any breach or nonperformance of any agreement or covenant on the part of the KM Parties made under this Agreement and which is required to be performed by the Parent Parties prior to or after the Closing.

(b)                                 Newco shall, from and after the Closing Date, indemnify, defend and hold the Parent Indemnified Parties harmless from and against any and all Liabilities suffered or incurred by the Parent Indemnified Parties as a result of or arising out of any failure by Newco to pay or otherwise satisfy the Assumed Liabilities;

(c)                                  In addition to, but not in duplication of, the indemnity obligations of KinderHawk under the Haynesville Contribution Agreement, KinderHawk shall, from and after the Closing Date, indemnify, defend and hold the Parent Indemnified Parties harmless from and against any and all Liabilities suffered or incurred by the Parent Indemnified Parties as a result of or arising out of any failure by KinderHawk to pay or otherwise satisfy the Haynesville Assumed Liabilities, provided, however, the indemnity obligation of KinderHawk under this Section 10.2(c) shall in no way diminish, alter or otherwise affect the indemnification rights of the KM Indemnified Parties under this Article 10.

10.3                           Tax Indemnification.  Except for the provisions of Sections 10.4(a)(i), 10.4(b), 10.5, 10.6, 10.7, 10.8 and 10.10, nothing in this Article 10 shall apply to Liabilities with respect to Taxes (including the representations and warranties of the Parent Parties under Section 4.7), the Liabilities with respect to which shall be as set forth in Article 8.

10.4                           Survival.  All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any Party; provided that, (a) the representations and warranties set forth in Article 4, Article 5, Section 11.1 and Section 11.2 shall survive until 5:00 pm Houston time on the day that is twelve (12) months after the Closing Date, at which time such representations and warranties shall terminate and expire, except (i) the representations and warranties of the Parent Parties set forth in Section 4.7 (Taxes) shall survive until thirty (30) days after the expiration of the applicable statutes of limitations (taking all extensions thereof into account), (ii) the representations and warranties of the Parent Parties set forth in Sections 4.1 (Organization), 4.2 (Authority and Approval; Enforceability), 4.3(a)(i) (No Conflicts) and 4.19 (Brokerage) (the “HS Fundamental Representations”), shall survive indefinitely, (iii) the representations and warranties of the KM Parties set forth in Sections 5.1 (Organization), 5.2 (Authority and Approval; Enforceability), 5.3(a)(i) (No Conflicts), and 5.6 (Brokerage) (the “KM Fundamental Representations”) shall survive indefinitely, (b) the indemnification obligation of the Parent parties under Section 8.3(a) and Section 8.5(a) shall survive until thirty (30) days after the expiration of the applicable statute of limitations (taking all extensions thereof into account), (c) the indemnification obligations of the Parent Parties under clauses (c) and (d) of Section 10.1 shall survive indefinitely and (d) the indemnification obligations of Newco and KinderHawk under clauses (b) and (c) of Section 10.2 shall survive indefinitely.  After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article 10 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article 10 to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 10.4, no claim presented in writing for indemnification pursuant to this Article 10 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration.  The covenants and agreements set forth in this Agreement to be performed prior to the Closing shall terminate and expire as of the first anniversary of the Closing Date; all covenants and agreements to be performed after the Closing shall survive until fully performed.

10.5                           Demands.  The Parties agree that upon the discovery by an Indemnified Party hereunder of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any Person (each such claim for indemnity involving Third Party claims being collectively referred to herein as an “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, such Indemnified Party will give prompt notice thereof in writing to the indemnifying Party (the “Indemnifying Party”), together with a statement of such material information respecting any of the foregoing as it shall have. Such notice shall include a demand for indemnification under this Agreement.  If the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in sufficient time to permit the Indemnifying Party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the Indemnifying Party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the Indemnifying Party with respect to that Indemnity Claim.

10.6                           Right to Contest and Defend.  The Indemnifying Party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party within twenty (20) days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate.  Such contest shall be conducted by reputable counsel employed by the Indemnifying Party and not reasonably objected to by the Indemnified Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.  The Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief.  If the Indemnifying Party does not elect to contest any such Indemnity Claim, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party.  If the Indemnifying Party assumes the defense of an Indemnity Claim, the Indemnifying Party shall not enter into any settlement or discharge of an Indemnity Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless such settlement or discharge by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Indemnity Claim and releases the Indemnified Party completely in connection with such Indemnity Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages; provided, that if such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

10.7                           Cooperation.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Indemnity Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred by it in so cooperating.  At no cost or expense to the Indemnified Party, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in contesting any Indemnity Claim.

10.8                           Right to Participate.  The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the Indemnified Party or conferences with representatives of or counsel for such Persons.

10.9                           Limitations on Indemnification.

(a)                                  To the extent that the KM Indemnified Parties are entitled to indemnification for Liabilities pursuant to Section 10.1, the Parent Parties shall not have any Liability (i) for any individual indemnifiable item which does not exceed $100,000 (the “Individual Indemnity Threshold”), and (ii) in respect of those individual indemnifiable items that exceed the Individual Indemnity Threshold, unless the aggregate Liabilities relating to all such individual indemnifiable items exceed in the aggregate, one percent (1%) of an amount equal to the Purchase Price minus the Proportionate Debt Amount (the “Deductible Amount”), and then only to the extent of any such excess; provided that (x) any materiality or material adverse effect qualifier to any representation or warranty (other than Excluded Materiality Matters) subject to indemnification shall be disregarded and (y) to the extent provided in Section 6.7, the Post-Signing Schedule Updates shall be effective with respect to the representations and warranties, in each case, for purposes of determining whether the Individual Indemnity Threshold or the Deductible Amount shall have been exceeded. In no event shall the Parent Parties’ aggregate liability to the KM Indemnified Parties exceed twenty percent (20%) of an amount equal to the Purchase Price minus the Proportionate Debt Amount (the “Ceiling Amount”).  Notwithstanding the foregoing, this Section 10.9(a) shall not apply to indemnification for Liabilities relating to HS Fundamental Representations or to any indemnification obligation under Section 10.1(b), (c) or (d).

(b)                                 In the event a KM Indemnified Party makes any claim pursuant to Section 10.1(a) relating to a breach of Sections 11.1 or 11.2 with respect to rights-of-way, easements and servitudes (an “Easement Claim”), the Parent Parties shall elect one of the following remedies: (i) pay the KM Indemnified Parties liquidated damages in an amount equal to $500 per rod multiplied by the greater of (x) the number of rods affected by such breach or (y) the number of rods required to circumvent such breach or (ii) assume all of the Liabilities associated with such breach in which event such claim shall be deemed to be an Indemnity Claim for purposes of Sections 10.6 through 10.8, in each case, subject to the limitations set forth in Sections 10.9(a), (c) and (d).  The Parent Parties shall make such election by written notice to the KM Indemnified Party within twenty (20) days following receipt of notice of the Easement Claim.  The failure to make such election within such twenty (20) day period shall be deemed an election by the Parent Parties to assume the Liabilities under clause (ii) above.  The payment of liquidated damages pursuant to this Section 10.9(b) with respect to an Easement Claim shall not affect the right of the JV Indemnified Parties to assert a subsequent claim associated with a subsequent Indemnity Claim based on the same underlying breach.  The foregoing provisions of this Section 10.9(b) shall not apply to an Indemnity Claim relating to a breach of Sections 11.1 or 11.2 nor to any Easement Claim that could adversely affect the operation of the Eagle Ford Business in a material respect (collectively, the “Other Title Claims”).  With respect to any Other Title Claim, the KM Indemnified Parties shall be entitled to exercise the rights to indemnity pursuant to Section 10.1, subject to the limitations set forth in Section 10.9(a), (c) and (d).  Notwithstanding the foregoing but without affecting the rights of KM Indemnified Parties, the Parent Parties shall have the non-exclusive right, at their expense, to seek to cure title defects underling any Other Title Claim.  Any indemnity obligation payment by any Parent Parties to any KM Indemnified Party (other than Newco) with respect to Liabilities relating to Easement Claims shall be reduced by 75% if such indemnity obligation arises under Section 11.1 and 50% if such indemnity obligation arises under Section 11.2.

(c)                                  In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds actually received from third parties related to the Liabilities, in each case net of all reasonable out-of-pocket costs incurred in the recovery of such proceeds.

(d)                                 None of the Parent Parties, the KM Parties, Newco or KinderHawk will be liable as an indemnitor under this Agreement for any punitive, exemplary, speculative, or special damages suffered or incurred by the Indemnified Party or Parties, except to the extent such damages result pursuant to Indemnity Claims (excluding the Parties hereto and their Affiliates, including Newco).

10.10                     Right to Rely.  Without limiting the other provisions of this Agreement and except as provided in Section 6.13, all representations, warranties, covenants and agreements set forth in this Agreement or in any Schedule or Exhibit to this Agreement, and the Indemnified Parties’ right to rely on them as written and the related right to indemnification as contemplated herein, will not be affected by any examination made for or on behalf of any of the Parties or the knowledge of any of their officers, directors, security holders, employees, agents or representatives or the acceptance of any certificate or opinion.

10.11                     Sole Remedy.  Following the Closing, no Party shall have liability under this Agreement except (a) as is provided in Article 8, this Article 10 or (b) claims or causes of actions arising from intentional fraud or willful and intentional misconduct.

ARTICLE 11

TITLE MATTERS

11.1                           Eagle Ford Title.  Each of Parent and HS, jointly and severally represents and warrants to KEG as follows:

(a)                                  HS has Defensible Title to the Eagle Ford Real Property Interests.

(b)                                 There is no default with respect to any of the Eagle Ford Real Property Interests, which default could reasonably be expected to result in a termination or loss of any of such Eagle Ford Real Property Interests.

(c)                                  There is sufficient means of ingress and egress to allow HS to adequately inspect, to operate, to repair and to maintain the Eagle Ford Real Property Interests.

(d)                                 The line pipe situated within the Eagle Ford Real Property Interests does not encroach upon any contiguous or adjoining property in any manner that could reasonably be expected to materially interfere with the use or possession of the Eagle Ford Real Property Interests by HS.

(e)                                  Except as set forth on Schedule 11.1(e), there are no obligations under the terms of the instruments creating the possessory interests of HS in the Eagle Ford Real Property Interests requiring the payment of any money to permit the continued use of the rights granted by such instruments.

11.2                           Haynesville Title.

(a)                                  Subject to Section 6.9 and except for (i) items set forth on Schedule 11.2, (ii) matters arising in the ordinary course of business of KinderHawk, or (iii) matters that (A) have been described in materials distributed to the Board of Directors of KinderHawk prior to the date of this Agreement, (B) were otherwise specifically addressed in a meeting of the Board of Directors of KinderHawk prior to the date of this Agreement, or (C) for which the KM Parties have Knowledge on or prior to the date of this Agreement, to the Parent Parties’ Knowledge:

(i)                                     KinderHawk has Defensible Title to the Haynesville Real Property Interests;

(ii)                                  there is no default with respect to any of the Haynesville Real Property Interests, which default could reasonably be expected to result in a termination or loss of any of such Haynesville Real Property Interests;

(iii)                               there is sufficient means of ingress and egress to allow KinderHawk to adequately inspect, to operate, to repair and to maintain the Haynesville Real Property Interests;

(iv)                              the line pipe situated within the Haynesville Real Property Interests does not encroach upon any contiguous or adjoining property in any manner that could reasonably be expected to materially interfere with the use or possession of the Haynesville Real Property Interests by KinderHawk; and

(v)                                 there are no obligations under the terms of the instruments creating the possessory interests of KinderHawk in the Haynesville Real Property Interests requiring the payment of any money to permit the continued use of the rights granted by such instruments.

(b)                                 For purposes of this Section 11.2:

(i)                                     “Permitted Liens” shall have the meaning set forth in Section 1.1, except all references to (i) “Eagle Ford Assets” shall be replaced by “Haynesville Assets,” (ii) “Eagle Ford Rights-of-Way” shall be replaced by “Haynesville Rights-of-Way,” (iii) “Eagle Ford Business” shall be replaced by “Haynesville Business,” (iv) “KEG” shall be replaced by “JVP,” (v) “Newco” shall be replaced by “KinderHawk and (vi) the reference to “Reference Financial Statements” shall be replaced with the phrase “regularly prepared balance sheet of KinderHawk as of the Balance Sheet Date;” and

(ii)                                  “Defensible Title” shall have the meaning set forth in Section 1.1, except the reference to the “Eagle Ford Real Property Interests” in the proviso shall be replaced with “Haynesville Real Property Interests.”

11.3                           Exclusive Remedy.  With respect to any claim that may be asserted by the KM Parties as either a breach of Sections 11.1 or 11.2 or any of Sections 4.3, 4.4(a) and (h) (as it relates to required Third Party Consents) and 4.9, such claim shall be asserted by the KM Parties as a breach of Section 11.1 or Section 11.2, as applicable.

ARTICLE 12

MISCELLANEOUS

12.1                           Expenses.  Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, the Parent Parties, on the one hand, and the KM Parties, on the other hand, shall each bear responsibility their own expenses incident to this Agreement and all actions taken in preparation for carrying this Agreement into effect.  Without limiting the foregoing, the Parent Parties shall pay all expenses related to the Contribution.

12.2                           Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by the KM Parties or KinderHawk, on the one hand, or the Parent Parties, on the other hand, to the other (herein collectively called “Notice”) shall be in writing and delivered in person, by courier service requiring acknowledgment of receipt of delivery, by facsimile, or by email as follows:

If to Parent, addressed to:

Petrohawk Energy Corporation

1000 Louisiana, Suite 5600

Houston, Texas 77002

Attention: Stephen W. Herod, Executive Vice President

Facsimile: (832) 204-2801

Email: sherod@petrohawk.com

with a copy (which shall not constitute Notice) to:

Petrohawk Energy Corporation

1000 Louisiana, Suite 5600

Houston, Texas 77002

Attention: David S. Elkouri, Executive Vice President and General Counsel

Facsimile: (832) 204-2872

Email: delkouri@petrohawk.com

and with a copy (which shall not constitute Notice) to:

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

Attention: Chris A. Ferazzi

Facsimile: (713) 226-6226

Email: cferazzi@porterhedges.com

If to HS, addressed to:

Hawk Field Services LLC

1000 Louisiana, Suite 5600

Houston, Texas 77002

Attention: Stephen W. Herod, Executive Vice President

Facsimile: (832) 204-2801

Email: sherod@petrohawk.com

with a copy (which shall not constitute Notice) to:

Hawk Field Services LLC

1000 Louisiana, Suite 5600

Houston, Texas 77002

Attention: David S. Elkouri, Executive Vice President and General Counsel

Facsimile: (832) 204-2872

Email: delkouri@petrohawk.com

and with a copy (which shall not constitute Notice) to:

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

Attention: Chris A. Ferazzi

Facsimile: (713) 226-6226

Email: cferazzi@porterhedges.com

If to JVP, KEG, the KM Parties or (after the Closing Date) KinderHawk, addressed to:

KM Gathering LLC

500 Dallas, Suite 1000

Houston, Texas 77002

Attention: Vice President of Corporate Development

Fax:  713-495-2813

Email: david_kinder@kindermorgan.com

with a copy (which shall not constitute Notice) to:

Kinder Morgan Energy Partners, L.P.

500 Dallas, Suite 1000

Houston, Texas 77002

Attention: General Counsel

Fax:  713-369-9410

Email: joe_listengart@kindermorgan.com

and with a copy (which shall not constitute Notice) to:

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Attention: W. Cleland Dade

Facsimile: 713-221-1212

Email: cle.dade@bgllp.com

Notice given by personal delivery or courier service shall be effective upon actual receipt.  Notice given by facsimile shall be confirmed by appropriate receipt of the completed transmission, and notice by email shall be established or confirmed by appropriate evidence generated from the receiver’s electronic mail server showing that such notice was actually received on a specified date.  Such facsimile or email shall be effective if the facsimile receipt or evidence of email establishes it was received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after the facsimile receipt or evidence of email establishes it was not received during the recipient’s normal business hours.  Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

12.3                           Entire Agreement; Amendments and Waivers.

(a)                                  This Agreement, the Transaction Documents, the Haynesville Contribution Agreement and the Haynesville Gas Gathering Agreement (as amended) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  Each Party to this Agreement agrees that no other Party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Transaction Documents.  Notwithstanding the foregoing, the Parties acknowledge and agree that nothing in this Agreement shall be deemed to terminate or otherwise affect the enforceability of the Haynesville Contribution Agreement or the Haynesville Gas Gathering Agreement (as amended).

(b)                                 No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

12.4                           Conflicting Provisions.  This Agreement and the other Transaction Documents, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement.  In the Agreement and the Transaction Documents, and as between them, specific provisions prevail over general provisions.  In the event of a conflict between this Agreement and the Transaction Documents, this Agreement shall control.

12.5                           Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any Party without the prior written consent of each other Party.  Except as set forth in Article 8, Sections 10.1 and 10.2, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

12.6                           Governing Law.  This Agreement shall be governed and construed in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law.

12.7                           Jurisdiction and Venue.

Each Party hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware over any dispute or Proceeding arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby, and each Party irrevocably agrees that all claims in respect of such dispute or Proceeding shall be heard and determined in such courts.  Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or Proceeding.  Each Party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  EACH PARTY WAIVES ITS RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE OR PROCEEDING RELATING TO THIS AGREEMENT.

12.8                           Severability.  If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

12.9                           Interpretation.  It is expressly agreed by the Parties that neither this Agreement nor any of the Transaction Documents shall be construed against any party thereto, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Transaction Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Transaction Documents.  Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

12.10                     Headings and Schedules.  The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Schedules and such Exhibits are incorporated in the definition of “Agreement.”  Certain information contained in the Schedules is solely for informational purposes, may not be required to be disclosed pursuant to this Agreement and will not imply that such information or any other information is required to be disclosed.  Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or is otherwise material regarding such Person.  Each matter disclosed in any Schedule in a manner that makes its relevance to one or more other Schedules readily apparent on the face of such disclosure will be deemed to have been appropriately included in each such other Schedule (notwithstanding the presence or absence of any cross reference in any Schedule or the presence or absence of a reference to a Schedule in any representation or warranty).

12.11                     Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PETROHAWK ENERGY CORPORATION

		By:	/s/ STEPHEN W. HEROD
		Name:	Stephen W. Herod
		Title:	Executive Vice President

HAWK FIELD SERVICES, LLC

		By:	/s/ STEPHEN W. HEROD
		Name:	Stephen W. Herod
		Title:	Executive Vice President

EAGLEHAWK FIELD SERVICES LLC

		By:	/s/ STEPHEN W. HEROD
		Name:	Stephen W. Herod
		Title:	President

KM GATHERING LLC

		By:	/s/ DAVID KINDER
		Name:	David Kinder
		Title:	President

KM EAGLE GATHERING LLC

		By:	/s/ DAVID KINDER
		Name:	David Kinder
		Title:	President

For purposes of Article 10, Section 6.14, Section 8.5,
Section 8.6 and Section 9.4 of this Agreement:

KINDERHAWK FIELD SERVICES LLC

By:	/s/ DAVID KINDER
Name:	David Kinder
Title:	Vice President

Signature Page to Purchase and Sale Agreement